Exhibit 2.4

City of Buenos Aires, February 23, 2025

BANCO BILBAO VIZCAYA ARGENTARIA S.A.

Plaza de San Nicolás, 4

48005 Bilbao, Spain

DEUTSCHE BANK AG, LONDON BRANCH

21 Moorfields

London EC2Y 9DB

United Kingdom

BANCO SANTANDER, S.A.

Av. Cantabria, s/n, 28660

Boadilla del Monte, Madrid

Spain

The Lenders,

Ref.: Offer No. CA 01/2025

Ladies and Gentlemen,

TELECOM ARGENTINA S.A., a sociedad anónima duly organized and existing under the laws of the Republic of Argentina (the “Borrower”), hereby irrevocably offers to BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, in its capacity as administrative agent on behalf of all Lenders (the “Administrative Agent”), BANCO BILBAO VIZCAYA ARGENTARIA, S.A., DEUTSCHE BANK AG, LONDON BRANCH and BANCO

SANTANDER, S.A., in their capacity as lead arrangers and bookrunners (the “Lead Arrangers and Bookrunners”), and the Lenders (as hereinafter defined), to enter into a credit agreement in accordance with the terms and conditions set forth in Annex A attached hereto (including all annexes, exhibits and schedules thereto) (this “Offer”).

This Offer shall be open for acceptance in writing by the Administrative Agent, the Lead Arranger and Bookrunners and the Lenders until 11:59 pm Buenos Aires Time on February 23, 2025 (the “Expiration Date”); forthwith after the Expiration Date, this Offer shall automatically lose all force and effect.

Any term, condition, statement, representation or guarantee expressed in this Offer which may indicate an assertion, abstention, commitment and/or general right or obligation, whatever the grammatical form may be, shall only be enforceable and valid for any and all the parties herein if this Offer is accepted pursuant to the terms hereof. If this Offer is not accepted, such term, condition, statement, representation and/or guarantee shall not be valid or enforceable and shall not cause any legal commitment since such term, condition, statement, representation and/or guarantee shall be deemed as if they had not been written.

Upon acceptance of this Offer as provided in the preceding paragraphs, subject to the terms and conditions set forth in Annex A hereto, the Credit Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, and shall constitute the entire agreement between the parties relating to the subject matter thereof and shall supersede any and all previous agreements and understandings, oral or written, relating to the subject matter thereof.

This Offer and the written notices of acceptance in the form of Annex B hereto may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement. The words “execution,” “signed,” “signature,” and words of like import herein shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

This Offer shall be governed by and construed in accordance with the laws of the State of New York and may be amended only by a written document signed by the Borrower and accepted by the Administrative Agent. The Borrower hereby submits to the jurisdiction of the state courts located in New York, New York and the federal courts located in the Southern District of New York and consents to service of process in any action or proceeding brought by the Administrative Agent against the Borrower under this Offer and the other Loan Documents by means of written notice to the address indicated in the Notices Section of Annex A to this Offer. Nothing herein, however, shall prevent service of process by any other means recognized as valid by law, within or without the State of New York. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS OFFER, AND THE OTHER LOAN DOCUMENTS.

Very truly yours,

TELECOM ARGENTINA S.A.

/s/ Carlos Moltini

By

Name: Carlos Moltini
Title: Chairman of the Board of Directors

/s/ Mariano Ibañez

By

Name: Mariano Ibañez
Title: Vice Chairman of the Board of Directors

[Signature page to Offer No. CA 01/2025]

ANNEX A

TERMS AND CONDITIONS TO OFFER NO. CA01/2025

i

Section 3.11. Disclosure.	35
Section 3.12. Anti-Corruption Laws and Sanctions	35
Section 3.13. EEA Financial Institution.	35
Section 3.14. Margin Regulations	36
Section 3.15. Solvency	36
Section 3.16. Insurance.	36
Section 3.17. Ranking.	36
Section 3.18. No Immunity	36
Section 3.19. Choice of Law; Consent to Jurisdiction	36
Section 3.20. No Material Omissions	36
Section 3.21. Center of Main Interests. Regulation EU 2015/848.	37
Section 3.22. Indebtedness	37
Section 3.23. Legal Form.	37
Section 3.24. Subsidiaries	37
Section 3.25. Cure Period for Negative Covenants in Other Financial Debt	37

ARTICLE IV Conditions	37
Section 4.01. Closing	37

ARTICLE V Affirmative Covenants	39
Section 5.01. Reporting Requirements	39
Section 5.02. Certificates; Other Information	41
Section 5.03. Notices of Material Events	41
Section 5.04. Preservation of Existence; Etc	42
Section 5.05. Payment of Obligations	42
Section 5.06. Maintenance of Properties; Insurance.	42
Section 5.07. Books and Records; Inspection Rights; Auditors	43
Section 5.08. Compliance with Laws and Agreements; Labor Matters; Anti-Corruption Laws and Sanctions	433
Section 5.09. Authorizations	44
Section 5.10. Argentine Foreign Exchange Market	44
Section 5.11. Antitrust Approval	44
Section 5.12. Pension Plans	44
Section 5.13. Use of Proceeds	44
Section 5.14. Accuracy of Information	44
Section 5.15. Ranking; Priority	44
Section 5.16. Further Assurances	44
Section 5.17. Financial Ratios	44
Section 5.18. ENACOM Approval	45
Section 5.19. Most Favored Lender	45

ARTICLE VI Negative Covenants	45
Section 6.01. Financial Debt	45
Section 6.02. Liens	46
Section 6.03. Fundamental Changes	47
Section 6.04. Asset Sales	47
Section 6.05. Investments	48

SCHEDULES:

Schedule 2.01	Commitments
Schedule 3.05	Investments
Schedule 3.23	Indebtedness
Schedule 3.25	Subsidiaries
Schedule 3.26	Permitted Holders
Schedule 5.01	Information to be Included in Annual Review of Operations
Schedule 5.09	Authorizations
Schedule 6.02	Existing Liens
Schedule 6.03	Prohibited Activities
Schedule 6.08	Existing Affiliate Transactions

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit D	Form of Certificate of Incumbency and Authority

CREDIT AGREEMENT dated as of February 23, 2025 (this “Agreement”) among TELECOM ARGENTINA S.A., the LENDERS party hereto, BANCO BILBAO VIZCAYA ARGENTARIA S.A., NEW YORK BRANCH. as Administrative Agent, and BANCO BILBAO VIZCAYA ARGENTARIA S.A., DEUTSCHE BANK AG, LONDON BRANCH and BANCO SANTANDER, S.A. as lead arrangers and bookrunners (the “Arrangers”).

The Borrower (as defined below) has requested that the Lenders extend credit to the Borrower, and the Lenders are willing to do so on the terms and conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in ABR due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.

“ABR Borrowing” means, as to any Borrowing, the ABR Loans comprising such Borrowing.

“ABR Loan” means a Loan that bears interest based on ABR.

“ABR Term SOFR Determination Day” has the meaning assigned to it in the definition of “Term SOFR”.

“Accounting Standards” means the International Financial Reporting Standards promulgated by the International Accounting Standards Board (“IASB”) (which include standards and interpretations approved by the IASB and international accounting standards issued under previous constitutions), together with its pronouncements thereon from time to time, as adopted by the Argentine Comisión Nacional de Valores in its capacity as corporate supervisory authority over the Borrower and applied on a consistent basis.

“Acquired TMA Equity Interests” means Equity Interests in TMA representing 99.999625% of the outstanding Equity Interests in TMA.

“Acquisition” means the purchase by the Borrower from the Seller of the Acquired TMA Equity Interests pursuant to the terms of the Acquisition Documents.

“Acquisition Documents” means that certain Share Interest Purchase Agreement to be dated on or about February 24, 2025, by and among the Borrower and the Seller and the other parties thereto, as amended, amended and restated, supplemented or otherwise modified from time to time, and all other documents delivered in connection with the consummation of the Acquisition.

“Administrative Agent” means Banco Bilbao Vizcaya Argentaria S.A. New York Branch, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Person” has the meaning assigned to it in Section 9.03(d).

“Ancillary Document” means any agreement (including, for the avoidance of doubt, any Assignment and Assumption, amendment, waiver, consent, supplement or separate letter agreement with respect to (x) fees payable to the Administrative Agent or (y) any document, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and all other anti-corruption laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries.

“Anti-Money Laundering Laws” means the Patriot Act and all other anti-money laundering laws, rules, and regulations of any jurisdiction (including, without limitation, Argentine law N° 25,246, Argentine law No. 26,119 and Argentine law N° 27,401, each as amended and supplemented).

“Antitrust Approval” has the meaning assigned to it in Section 5.11.

“Applicable Law” means any applicable international, foreign, federal, state or local statute, treaty, law, regulation, ordinance, rule, judgment, directive, guideline, policy, code, administrative or judicial precedent or authority, order (including consent order), decree, approval (including by any Governmental Authority), permit, concession, grant, franchise, license, agreement, requirement or other official restriction or any similar form of decision of, or determination by (or any interpretation or administration of any of the foregoing by) any Governmental Authority, in each case whether or not having the force of law.

“Applicable Margin” means from (and including) the Borrowing Date to (but excluding) the date that is the three-month anniversary of the Borrowing Date, 4.50% per annum; (b) from (and including) the date that is the three-month anniversary of the Borrowing Date to (but excluding) the date that is the six- month anniversary of the Borrowing Date, 5.00% per annum; (c) from (and including) the date that is the six-month anniversary of the Borrowing Date to (but excluding) the date that is the nine-month anniversary of the Borrowing Date, 5.50% per annum; (d) from (and including) the date that is the nine-month anniversary of the Borrowing Date to (but excluding) the date that is the one-year anniversary of the Borrowing Date, 6.00% per annum; (e) from (and including) the date that is the one-year anniversary of the Borrowing Date to (but excluding) the date that is the two-year anniversary of the Borrowing date, 6.50% per annum; and (f) from (and including) the date that is the two-year anniversary of the Borrowing Date to (but excluding) the date that is the four-year anniversary of the Borrowing Date, 7.00% per annum.

“Applicable Percentage” means, with respect to any Lender, (i) on or prior to the Borrowing Date, the percentage of the total Commitments of all Lenders represented by such Lender’s Commitment at such time and (ii) thereafter, the percentage of the total Outstanding Amount of Loans of all Lenders represented by the Outstanding Amount of the Loan of such Lender at such time.

“Approved Electronic Platform” has the meaning assigned to it in Section 9.01(e).

“Approved Fund” means any Person (other than a natural person) that (a) is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities and (b) is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“ARCA” means the Argentine federal tax authority (Agencia de Recaudación y Control Aduanero).

“Argentine Foreign Exchange Market” means the Argentine foreign exchange market (Mercado Libre de Cambios) established by Executive Branch Decree No. 260/02, as amended, supplemented or otherwise modified from time to time and regulated by the BCRA, or any other foreign exchange market that substitutes or replaces the Mercado Libre de Cambios.

“Argentine Government Obligations” means obligations issued or directly and fully guaranteed or insured by the Country or by any agency or instrumentality thereof; provided, that the full faith and credit of the Country is pledged in support thereof.

“Arrangers” has the meaning assigned to it in the preamble hereto.

“Arrangers’ Fee Letter” means the fee letter dated February 14, 2025 among the Borrower, Banco Bilbao Vizcaya Argentaria, S.A. and Deutsche Bank AG, London Branch..

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including any agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent, the Borrower and the assignee are participants or any other “record” (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code).

“Assignment Effective Date” has the meaning assigned to it in Section 9.04(b)(v).

“Auditors” means Price Waterhouse & Co. S.R.L. or such other firm that the Borrower appoints from time to time pursuant to Section 5.06(c).

“Authorization” means any consent, registration, filing, agreement, notarization, certificate, license (including any cellular mobile telecommunication license), approval, authorization, easement, right of way, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and shareholders’ approvals or consents.

“Authorized Representative” means any natural person who is duly authorized by the Borrower, to act on its behalf for the purposes specified in, and whose name and a specimen of whose signature appear on, the Certificate of Incumbency and Authority most recently delivered by such Person to the Lenders.

“Availability Period” means the period from the date hereof until the date that is three (3) Business Days after the date hereof.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then- removed from the definition of “Interest Period” pursuant to Section 2.11(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business publicly appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“BCRA” means the Central Bank of the Country (Banco Central de la República Argentina).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)	Daily Simple SOFR; or
(b)	the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar- denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar- denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)	in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)	in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative;

provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, and (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocking Regulation” means (a) Council Regulation (EC) 2271/96 of the European Union (or any law or regulation implementing such regulation in any member state of the European Union) or (b) any similar blocking or anti-boycott law in the United Kingdom.

“Borrower” means Telecom Argentina S.A., a corporation (sociedad anónima) duly organized and existing under the laws of the Country.

“Borrower Materials” has the meaning assigned to it in Section 9.13.

“Borrowing” means a single borrowing consisting of simultaneous Loans made by each of the Lenders pursuant to Section 2.01.

“Borrowing Date” means, the date of the Borrowing (as specified in the relevant Borrowing Request), which shall be a Business Day.

“Borrowing Request” means an irrevocable request by the Borrower for the Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Buenos Aires (Argentina), Madrid (Kingdom of Spain) or New York, New York are authorized or required by Applicable Law to remain closed.

“Calculation Date” means the last day of each Calculation Period.

“Calculation Period” means, for any calculation, a period of four consecutive Fiscal Quarters most recently ended prior to the event requiring the calculation for which financial statements should have been delivered to the Lenders pursuant to this Agreement.

“Cash Equivalents” means:

(a)	Dollars, Euro, Pesos, the other official currencies of any member of the European Union or money in other currencies received or acquired in the ordinary course of business;
(b)

U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations, or securities issued directly and fully guaranteed or insured by any member of the European Union, or any agency or instrumentality thereof (provided, that the full faith and credit of such member is pledged in support of those securities or other sovereign debt obligations (other than those of the Country) rated “A” or higher or such similar equivalent or higher rating by at least one nationally recognized statistical rating organization);

(c)

National or provincial obligations, or Argentine Government Obligations (including those of the BCRA) or certificates representing an ownership interest in Argentine Government Obligations (including those of the BCRA) acquired in the ordinary course of business or which obligations can be applied in payment of taxes or other obligations under Argentine law;

(d)

(i) demand deposits; (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition; (iii) bankers´ acceptance with maturities not exceeding one year from the date of acquisition; and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of Argentina or any state thereof;

(e)

(i) demand deposits; (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition; (iii) bankers´ acceptance with maturities not exceeding one year from the date of acquisition; and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States of America or any state thereof or under the laws of any member state of the European Union, in each case whose short-term debt is rated “A-2” or higher or such similar equivalent or higher rating by at least one nationally recognized statistical rating organization;

(f)

repurchase obligations with a term of not more than 7 days for underlying securities of the type described in clauses (b) and (e) above entered into with any financial institution meeting the qualifications specified in clause (e) above;

(g)	Commercial paper rated “A-2” or higher rating by at least one nationally recognized statistical rating organization and maturing within six months after the date of acquisition;
(h)	Money market and mutual funds; and
(i)	Substantially similar investments, of comparable credit quality, denominated in Dollars or in the currency of any jurisdiction in which the Borrower conducts business;

“Certificate of Incumbency and Authority” means a certificate provided to the Administrative Agent in the form of Exhibit D.

“Change of Control” means any of the following:

(a)	the Permitted Holders, at any time and for any reason, cease to Control the Borrower;
(b)	any person or group other than the Permitted Holders shall have obtained the power (whether or not exercised) to elect a majority of the board of directors of the Borrower; or
(c)	a “change of control” or similar event shall occur as provided in any other loan or preferred stock documentation relating to the Borrower;

“Change in Law” means the occurrence after the date of this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of, or compliance by any Lender (or, for purposes of (i) Section 2.12(a)(iii), by any other Recipient, and (ii) Section 2.12(b), by any lending office of such Lender or by such Lender’s or holding company, if any) with, any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to it in Section 9.14.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan on the Borrowing Date in the amount of such Lender’s Commitment set forth on Schedule 2.01.

“Communications” has the meaning assigned to it in Section 9.01(e).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.10 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Consolidated” or “Consolidated Basis” means (with respect to any financial statements to be provided, or any financial calculation to be made, under or for the purposes of this Agreement and any other Loan Document) the method referred to in Section 5.17 (Financial Ratios); and the entities whose accounts are to be consolidated with the accounts of the Borrower are all the Subsidiaries of the Borrower;

“Covered Entity” means any of the following:

(a)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.19. “Country” means the Argentine Republic.

“Credit Contact” has the meaning assigned to it in Section 9.13(d).

“Credit Party” means the Administrative Agent, each Lender and, for purposes of Section 8.05, Section 9.03, Section 9.06, Section 9.09, Section 9.16 and Section 9.17, each Arranger.

“Credit Rating” means a rating as determined by a Credit Rating Agency of the Borrower’s non- credit-enhanced, senior unsecured long-term indebtedness.

“Credit Rating Agency” means each of Fitch, S&P, and Moody’s.

“Custody Agreement” means the custody agreement to be entered into by the Lenders, the Administrative Agent and the Borrower on or about February 24, 2025.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code and all other bankruptcy, insolvency, assignment for the benefit of creditors, liquidation, dissolution, conservatorship, moratorium, rearrangement, receivership, composition, reorganization, arrangement, or similar debtor relief laws of the United States or other applicable jurisdictions.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loan or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding its Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer (or equivalent person) of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund its Loan under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, for the relevant Calculation Period for any Person or specified group of Persons, Net Income for such period (without giving effect to (x) any extraordinary gains and losses, (y) any non- cash income and losses, and (z) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) adjusted by adding thereto (in each case to the extent deducted in determining Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of such Person or specified group of Persons determined on a Consolidated Basis for such period (or on both an unconsolidated basis and a Consolidated Basis if applicable under this Agreement), (ii) tax expense based on income and foreign withholding taxes for such Person or specified group of Persons determined on a Consolidated Basis for such period (or on both an unconsolidated basis and a Consolidated Basis if applicable under this Agreement), and (iii) all depreciation and amortization expense of such Person or specified group of Persons determined on a Consolidated Basis for such period (or on both an unconsolidated basis and a Consolidated Basis if applicable under this Agreement).

“EDC Credit Agreements” means (i) the credit agreement dated as of December 29, 2021, by and among the Borrower, as borrower, JPMorgan Chase Bank, N.A., as initial lender and residual risk guarantor, JPMorgan Chase Bank, N.A., and Export Development Canada as joint mandated lead arrangers and JPMorgan Chase Bank, N.A., Sucursal Buenos Aires as onshore custody agent; and (ii) the loan agreement dated as of May 5, 2023, by and among the Borrower, as borrower, , Export Development Canada, as lender and the Branch of Citibank N.A. established in the Republic of Argentina, as onshore custody agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Euro” means the single, unified, lawful currency of those member states of the European Union participating in the Economic and Monetary Union.

“Electronic Means” means facsimile, emailed pdf., or any other electronic means that reproduces an image of an actual executed signature page.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

“ENACOM” means the National Entity of Communications (Ente Nacional de Comunicaciones) of the Republic of Argentina.

“ENACOM Approval” means the written approval of the Acquisition by ENACOM.

“ENACOM Approval Request” means TMA’s written request before the ENACOM for its approval of the Transaction.

“Engagement Letter” means that certain engagement letter to be entered into on or around February 23, 2025 by and among BBVA Securities Inc., Deutsche Bank Securities Inc., Santander US Capital Markets LLC and the Borrower.

“Environmental and Social Issues” means issues related to: (i) emissions, spills, or discharges to the air, water, ground, or subsoil; (ii) management of waste and hazardous or toxic substances; (iii) noise, traffic, odors, as well as other activities or circumstances that are harmful to third parties; (iv) occupational health and safety; (v) preservation or management of habitats and ecosystems, whether natural or artificial, as well as the protection of living organisms present therein; (vi) acquisition of rights of way, relocation of individuals or populations, and expropriation and compensation; (vii) indigenous and Afro-descendant communities, and other vulnerable groups identified in the area of influence of the company; (viii) workers’ rights, collective rights, and human rights; (ix) any affectation to the cultural heritage; or (x) any substantial issue related to human health, the environment, social issues, or occupational health and safety.

“Environmental Laws” means all Applicable Laws relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock (whether denominated as common stock or preferred stock), partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person (together with all related rights under any shareholders agreement, members agreement, operating agreement, partnership agreement or analogous agreement in respect thereof), whether entitled to exercise voting power (“voting”) or not so entitled (“non- voting”), and any warrants, options or other rights entitling the holder thereof to subscribe for, purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“Erroneous Payment” has the meaning assigned to it in Section 8.07(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.07(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.07(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.07(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to it in Section 7.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment requested by the Borrower under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (d) any withholding Taxes imposed under FATCA.

“Facility” means the Commitments and the Loans made pursuant thereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Rate as so determined would be less than zero percent (0%), such rate shall be deemed to be zero percent (0%) for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letters” means (a) the Arrangers’ Fee Letter and (b) the Structuring Fee Letter, which in each case document the fees that the Arrangers and the Lenders are entitled to receive, each as may be amended, supplemented or replaced from time to time.

“Financial Debt” means as to any Person:

(a)	any indebtedness of such Person for or in respect of borrowed money;
(b)

the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by such Person, except indebtedness in respect of any bid, performance, surety bond, caución or fianza in the ordinary course of business for the account of any Person;

(c)

any indebtedness of such Person for or in respect of the deferred purchase price of assets or services (except trade accounts incurred and payable in the ordinary course of business to trade creditors of such Person within 180 days of the date they are incurred and which are not overdue);

(d)

non-contingent obligations of such Person to reimburse any other Person for amounts payable by that Person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the account of such Person with respect to trade accounts incurred and payable in the ordinary course of business to trade creditors of such Person within 365 days of the date they are incurred and which are not overdue);

(e)	the amount of any obligation of such Person in respect of any Financial Lease;
(f)

amounts raised by such Person under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under the Accounting Standards;

(g)

the amount of the obligations of such Person under Hedging Contracts entered into in connection with the protection against or benefit from fluctuation in any rate or price (but only the net amount owing by such Person after marking the relevant Hedging Contracts to market);

(h)	all indebtedness of the types described in the foregoing items secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person;
(i)	all obligations of such Person to pay a specified purchase price for goods and services, whether or not delivered or accepted (i.e., take or pay or similar obligations);
(j)

any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, any obligation under a “synthetic lease” or any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person;

(k)	the amount of any obligation in respect of any guarantee or indemnity incurred by such Person for any of the foregoing items incurred by any other Person; and
(l)	any premium payable by such Person on a mandatory redemption or replacement of any of the foregoing items.

“Financial Lease” means any lease or hire purchase contract which would, under the Accounting Standards, be treated as a finance or capital lease.

“Financial Year” means with respect to the Borrower and each of its Subsidiaries, the accounting year commencing each year on January 1 and ending on the following December 31, or such other period as such Person, with the Lenders’ consent, from time to time designates as its accounting year;

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Finnvera Credit Agreements” means (i) the credit agreement dated as of May 7, 2019, by and among the Borrower, as borrower, Banco Santander, S.A. and JPMorgan Chase Bank, N.A., London Branch, as initial lenders and residual risk guarantors, Banco Santander, S.A. and JPMorgan Chase Bank, N.A., London Branch, as mandated lead arrangers, JPMorgan Chase Bank, N.A., London Branch, as facility agent and as the ECA bank, Banco Santander, S.A. as documentation bank and Banco Santander Río S.A. as onshore custody agent; and (ii) the credit agreement dated as of May 14, 2021, by and among the Borrower, as borrower, JPMorgan Chase Bank, N.A., as initial lender and residual risk guarantor, JPMorgan Chase Bank, N.A., as mandated lead arranger, JPMorgan Chase Bank, N.A., London Branch, as facility agent and JPMorgan Chase Bank, N.A., Sucursal Buenos Aires, as onshore custody agent.

“Fitch” means Fitch Ratings Inc.

“Fiscal Quarter” means a fiscal quarter of any Financial Year.

“Floor” means a rate of interest equal to zero percent (0%).

“Foreign Exchange Regulations” means any foreign exchange regulation issued by the Congress, the Presidency, the Ministry of Treasury, the Ministry of Finance, the BCRA or any other applicable Governmental Authority of the Country (including any interpretative letters issued by the BCRA or ARCA) related to payments in foreign currency through the Argentine Foreign Exchange Market or any other foreign exchange market in Argentina, dealings in foreign exchange and the purchase and sale, import and export of currency, currency control and/or foreign indebtedness, in each case, applicable to the Loan Documents.

“Foreign Lender” means a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Funding Indemnity Letter” means the funding indemnity letter dated February 21, 2025 among the Borrower and the Arrangers.

“Governmental Authority” means the government of the United States of America, the government of the Country, the Kingdom of Spain, and the government of any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated under, or with respect to which liability or standards of conduct are imposed pursuant to, any Environmental Law.

“Hedging Contract” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates or (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates, in each case entered into in the ordinary course of business.

“ICBC Loan” means an unsecured term loan made by the Industrial and Commercial Bank of China to the Borrower on or about the date hereof in a principal amount not greater than $200,000,000 for the sole purpose of financing a portion of the consideration payable by the Borrower in connection with the Acquisition, the terms of which shall provide for no scheduled amortization or mandatory prepayments prior to the Maturity Date hereunder (except for mandatory prepayments made in accordance with Section 2.07(b)(iv) hereunder).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to it in Section 9.03(c).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Investment” has the meaning specified in Section 6.05.

“Ineligible Institution” means (a) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, one or more natural persons), (b) a Defaulting Lender, any subsidiary thereof, or any other Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a subsidiary thereof, or (c) the Borrower or any of its Affiliates.

“Information” has the meaning assigned to it in Section 9.12.

“Interest Coverage Ratio” means, for any Calculation Period, the ratio obtained by dividing:

(a)	the aggregate EBITDA of the Borrower for the four consecutive Fiscal Quarters ended on the relevant Calculation Date;

by:

(b)	the aggregate Net Interest of the Borrower for the four consecutive Fiscal Quarters ended on the relevant Calculation Date.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and the Maturity Date and (b) with respect to any SOFR Loan, the last day of each Interest Period and the Maturity Date.

“Interest Period” means the period commencing on (and including) the Borrowing Date and ending on (but excluding) the numerically corresponding day in the calendar month that is three (3) months thereafter; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) no Interest Period shall extend beyond the applicable Maturity Date.

“IRS” means the United States Internal Revenue Service.

“Letter Agreement” means the letter agreement dated February 23, 2025 among the Borrower, the Administrative Agent and the Arrangers.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise (each, a “Lender”).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy.

“Loan Documents” means this Agreement, including schedules and exhibits hereto, and any agreements entered into in connection herewith by the Borrower with or in favor of any Credit Party, including the Fee Letters, the Funding Indemnity Letter, the Letter Agreement, any amendments, modifications or supplements thereto or waivers thereof, legal opinions issued in connection with the other Loan Documents and any other documents prepared in connection with the other Loan Documents, if any.

“Loans” means the term loans made by the Lenders to the Borrower pursuant to Section 2.01.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its Obligations or (c), the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party and/or the rights of or benefits available to the Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means Financial Debt (other than the Obligations), or obligations in respect of one or more Hedging Contracts, of the Borrower and each of its Subsidiaries in an aggregate principal amount exceeding $60,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary thereof in respect of any Hedging Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Contract were terminated at such time.

“Maturity Date” means the date falling on the four-year anniversary of the Closing Date; provided, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning assigned to it in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Debt to EBITDA Ratio” means, for any Calculation Period, the ratio determined either on a Consolidated Basis or on both an unconsolidated basis and a Consolidated Basis, as applicable, in accordance with Section 5.17 (Financial Ratios) and obtained by dividing:

(a)	the Financial Debt of the Borrower on the relevant Calculation Date less the Borrower’s cash and Cash Equivalents at such time,

by:

(b)	the aggregate EBITDA of the Borrower for the relevant Calculation Period.

“Net Disposition Proceeds” means, with respect to any disposition of any assets or business acquired pursuant to the Acquisition referred to in Section 2.07(b)(v), cash payments received by the Borrower from such disposition, net of any bona fide direct costs incurred in connection with such disposition, including (a) federal, state, foreign and local Taxes expected to be actually payable within two years of the date of receipt of the proceeds of such disposition as a result of any gain recognized in connection with such disposition; provided that any portion of the Taxes contemplated in this definition that are not paid within two years of receipt of the proceeds of such disposition will become Net Disposition Proceeds at the earlier of (i) the time at which it is determined that such Taxes are not payable and (ii) the end of such period, (b) the out-of-pocket costs, fees, commissions, premiums and expenses (including attorneys’ fees, investment banking fees and other customary expenses and brokerage, consultant and other customary fees) incurred by the Borrower, (c) any reserve for adjustment in respect of the sale price of such assets or business established in accordance with the Accounting Standards and (d) the amount of any escrow created to secure any indemnification obligation of the Borrower under the agreements executed in connection with any such disposition of assets or business.

“Net Income” means for any period, the excess (if any) of gross income over total expenses (provided that income taxes shall be treated as part of total expenses) during such period for any Person or specified group of Persons.

“Net Indebtedness Proceeds” means the cash proceeds (net of underwriting discounts and commissions payable to third parties and other bona fide fees, costs and expenses associated therewith, including reasonable legal, accounting and other professional and transactional fees and expenses) from the issuance or incurrence of Financial Debt by the Borrower referred to in Section 2.07(b)(iv).

“Net Interest” means for any period, any interest accrued by the Borrower in connection with liabilities of the Borrower minus any interest received from assets belonging to the Borrower, in each case determined in accordance with the Accounting Standards.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, any amounts in respect of Erroneous Payment Subrogation Rights, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that any Agent or any Lender, in each case in its sole and absolute discretion, may elect to pay or advance on behalf of the Borrower.

“Operations” means the operations, activities and facilities of any Person (including the design, construction, operation, maintenance, management and monitoring thereof, as applicable) in the Country.

“Organizational Documents” means (a) as to any corporation, its charter or certificate or articles of incorporation and its bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, its certificate or articles of formation or organization and its operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, its partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of the Loans after giving effect to any prepayments or repayments thereof occurring on such date.

“parent” has the meaning assigned to it in the definition of “subsidiary”.

“Participant” has the meaning assigned to it in Section 9.04(d).

“Participant Register” has the meaning assigned to it in Section 9.04(d).

“Patriot Act” means the USA PATRIOT Act of 2001.

“Payment Recipient” has the meaning assigned to it in Section 8.07(a). SOFR”.

“Periodic Term SOFR Determination Day” has the meaning assigned to it in the definition of “Term

“Permitted Acquisition” means the acquisition by the Borrower or a Subsidiary of the Borrower of a Person or business (including by way of merger of such Person or business with and into the Borrower or a Subsidiary (so long as the Borrower or such Subsidiary is the surviving corporation)); provided, that (in each case) (A) the consideration paid or to be paid by the Borrower or such Subsidiary consists solely of cash, common stock of the Borrower, the issuance or incurrence of Financial Debt otherwise permitted by the Loan Documents and/or the assumption or acquisition of any Financial Debt (calculated at face value) of such acquired Person or business which is permitted to remain outstanding in accordance with the requirements of the Loan Documents, (B) the acquired Person or business is in a business permitted by the Financing Documents, and (C) all other requirements of ARTICLE VI are satisfied.

“Permitted Holders” means any of the following Persons as long as they do not appear on any Sanctions Lists:

(a)	Cablevisión Holding S.A., VLG S.A.U., Fintech Holdings Inc., Fintech Telecom LLC and any of their respective successors;
(b)

Any of (A) the Persons listed in Schedule 3.26 (as updated from time to time), (B) any Privileged Relatives of such Persons, and (C) any Person (other than an individual) directly or indirectly majority owned and controlled by one or more Persons set forth in subclause (a) or (b) of this definition; or

(c)

An internationally recognized, investment grade telecommunications company listed on a major stock exchange (or any Subsidiary thereof, provided, that in the case of a Subsidiary that is not a wholly owned Subsidiary, no other shareholder of such Subsidiary appears on any Sanctions List) if it obtains the power to Control the Borrower; provided, that, any such internationally recognized, investment grade telecommunications company listed on a major stock exchange shall not be considered a Permitted Holder for the purposes of this Agreement, if a Change of Control takes place and as a result of such transaction or series of transactions the Borrower no longer holds a credit rating equal to or higher than its credit rating as determined immediately before such transaction or series of transactions.

“Permitted Refinancing Debt” means Financial Debt used exclusively to refinance, refund, renew or extend other Financial Debt, provided, that: (i) the principal amount of such Financial Debt is not increased; (ii) any Liens securing such Financial Debt are not extended to any additional property; (iii) such refinancing, refunding, renewal or extension does not result in a shortening of the average weighted maturity of the Financial Debt so refinanced, refunded, renewed or extended; and (iv) the terms of any such refinancing, refunding, renewal or extension are no less favorable to the Borrower than (x) the Financial Debt being refinanced, refunded, renewed or extended or (y) the terms generally available in the market for an arm’s length transaction in respect of Financial Debt containing the terms of such Permitted Refinancing Debt.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Peso” means the lawful currency of the Republic of Argentina.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Privileged Relatives” means, in relation to an individual, his or her spouse and any relative of such individual with a common ancestor up to the fourth degree (including adopted children who have been adopted during their minority and step-children who have acquired that relationship with such individual or with any such relative during their minority) and any spouse of any such relative.

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Financial Debt, (y) the permanent repayment of any Financial Debt after the first day of the relevant Calculation Period, and (z) any Permitted Acquisition, the making of a Restricted Payment or any other transaction subject to pro forma financial covenant compliance hereunder consummated during the relevant Calculation Period, with the following rules to apply in connection therewith:

(a)

all Financial Debt (x) incurred or issued after the first day of the relevant Calculation Period shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period and remain outstanding through the date of determination and (y) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of such Calculation Period and remain retired through the date of determination;

(b)

all Financial Debt assumed to be outstanding pursuant to the preceding clause (i) shall be deemed to have borne interest at (x) in the case of fixed rate Financial Debt, the rate applicable thereto, or (y) in the case of floating rate Financial Debt, the rates which would have been applicable thereto during the respective period when the same was deemed outstanding;

(c)

in making any determination of EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or any other transaction subject to pro forma financial covenant compliance hereunder if effected during the respective Calculation Period as if the same had occurred on the first day of the respective Calculation Period; and

(d)

such calculation shall exclude all cash derived from the incurrence or projected incurrence of new Financial Debt (other than an amount of such cash equal to the installments of Financial Debt coming due within 6 months of such incurrence which are intended to be repaid with the proceeds of such incurrence of Financial Debt).

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Prohibited Activity” means the activities specified in Schedule 6.03.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to it in Section 9.13.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.19.

“Qualifying Bank” means a bank that is entitled to the reduced rate of withholding tax set forth in Section 104(c)(1) of the Argentine Income Tax Act (which currently is 15.05%) or is resident in a jurisdiction having a double taxation agreement with Argentina which makes provision for full exemption or reduction from tax imposed by Argentina on interest.

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Register” has the meaning assigned to it in Section 9.04(b).

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, partners, managers, officers, employees, agents (including sub-agents, co-agents and attorneys-in-fact, to the extent permitted hereby), representatives, brokers, trustees, administrators and advisors (including accountants, auditors and legal counsel) of such Person and such Person’s Affiliates.

“Relevant Period” means each period of twelve (12) months ending on the last day of a Fiscal Quarter.

“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Required Lenders” means, at any time, (i) prior to the Borrowing Date, at least two Lenders which together have Commitments representing more than 50% of the total Commitments and (ii), after the Borrowing Date, at least two Lenders which together have outstanding Loans representing more than 50% of the aggregate Outstanding Amount of all Lenders at such time. The Commitment and outstanding Loan of any Lender that is a Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Removal Effective Date” has the meaning assigned to it in Section 8.04(d).

“Resignation Effective Date” has the meaning assigned to it in Section 8.04(b).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the president, chief executive officer, chief operating officer or any Financial Officer or other executive officer of the Borrower.

“Restricted Payment” means, with respect to any Person, the (i) declaration or payment of a dividend, distribution or return of any equity capital to its stockholders, partners or members or authorization or making of any other distribution, payment or delivery of property (other than common stock of such Person) or cash to its stockholders, partners or members in their capacity as such, or (ii) redemption, retirement, purchase or other acquisition of, or permitting of any Subsidiary to redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of any class of its capital stock outstanding on or after the date of this Agreement (or any options or warrants issued by such Person with respect to its capital stock), or setting aside of any funds for any of the foregoing purposes, or (iii) making of any payment of any kind on or in respect of subordinated Financial Debt held by any Affiliate of such Person. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive territorial Sanctions (at the time of this Agreement, Crimea, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, Cuba, the occupied territories of the Kherson and Zaporizhzhia regions of Ukraine, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, any Person that is, or is owned or controlled by Persons that are, (a) the subject or target of any Sanctions or listed in any Sanctions-related list of designated

Persons maintained by any sanctions authority referenced in the definition of “Sanctions”, or (b) operating, organized, located or resident in a Sanctioned Country.

“Sanctions” means all sanctions or trade embargoes administered or enforced by the U.S. government (including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State) or the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Sanctions List” means (i) lists promulgated by the United Nations Security Council or its committees pursuant to resolutions issued under Chapter VII of the United Nations Charter or any other sanctions or debarment list promulgated pursuant to law by the United Nations, (ii) the World Bank Listing of Ineligible Firms or any other sanctions or debarment list published by the World Bank, (iii) the IDB Group List of Sanctioned Firms and Individuals or any other sanctions or debarment list published by the IDB, (iv) the Specially Designated Nationals and Blocked Persons List published by the Office of Foreign Assets Control of the U.S. Department of the Treasury or (v) any other sanctions or debarment list promulgated pursuant to law by the United States, the European Union, the United Kingdom, or any agency, instrumentality, or entity of any of the foregoing (each of the preceding entities, a “Sanctions Authority”).

“SEC” means the Securities and Exchange Commission of the United States of America or any Governmental Authority succeeding to any or all of the functions thereof.

“Seller” means TLH Holdco S.L.U., a private company with limited liability duly organized, existing and established in accordance with the laws of the Kingdom of Spain.

“Signing Date” means the date first above written.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Structuring Fee Letter” means the fee letter dated the date hereof among the Borrower, the Administrative Agent and the Lenders signatory hereto on the date hereof and other Lenders that may become a party thereto after the Closing Date.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, trust, joint venture, association, company, partnership or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with IFRS as of such date, as well as any other corporation, limited liability company, trust, joint venture, association, company, partnership, or other entity

(a)of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower, unless the context requires otherwise.

“Supported QFC” has the meaning assigned to it in Section 9.19.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means:

(a)

for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)

for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“TMA” means Telefónica Móviles Argentina S.A., a corporation (sociedad anónima) duly organized in accordance with the Laws of the Republic of Argentina.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of the Loans and the use of the proceeds thereof, and the consummation of the Acquisition pursuant to the Acquisition Documents.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unasserted Obligations” means, at any time, Obligations for indemnification or other contingent obligations for which a claim has not been asserted.

“U.S.” and “United States” mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.19.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail- In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule, regulation or treaty herein shall, unless otherwise specified, refer to such law, rule, regulation or treaty as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03. Accounting Terms; Financial Calculations. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with the Accounting Standards, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in the Accounting Standards or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in the Accounting Standards or in the application thereof, then such provision shall be interpreted on the basis of the Accounting Standards as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.04. Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.05. Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, any Lender may exchange, continue or rollover all or a portion of its Loan in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

ARTICLE II

The Loans

Section 2.01. Commitments.Subject to the terms and conditions set forth herein, each Lender severally agrees to make a Loan to the Borrower pursuant to a single Borrowing on the Closing Date in an amount not to exceed such Lender’s Commitment. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans borrowed hereunder may only be SOFR Loans, subject to Section 2.10.

Section 2.02. Loans and Borrowings.

(a)Each Loan shall be made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make its Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make its Loans as required.

(b)Subject to Section 2.11, the Borrowing shall be comprised entirely of SOFR Loans.

Section 2.03. Request for Borrowing. To request the Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request not later than 11:00 a.m. (New York City time) one (1) U.S. Government Securities Business Day before the date of the proposed Borrowing. Such Borrowing Request shall be irrevocable and shall be completed and signed by a

Responsible Officer of the Borrower. Such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)	the aggregate amount of the requested Borrowing;
(ii)	the applicable Borrowing Date, which shall be a Business Day falling within the Availability Period; and
(iii)	the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Funding of Borrowing.Each Lender shall make the Loan to be made by it hereunder on the Borrowing Date solely by wire transfer of immediately available funds, by 12:00 noon (New York City time) to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to an account of the Borrower designated by the Borrower in the Borrowing Request (which shall be an account of the Borrower with Banco BBVA Argentina S.A.), net of all fees payable on the Closing Date in accordance with the Fee Letters.

Section 2.05. Termination of Commitments.The Commitments shall automatically and permanently terminate on the Borrowing Date upon the funding of the Loans (and any portion of the Commitments not required to be funded on the Borrowing Date shall no longer be available for borrowing).

Section 2.06. Repayment of Loans.The Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of each Lender, on the Maturity Date, the outstanding principal amount of the Loans. The Borrower’s obligations under this Agreement and the other Loan Documents are general obligations of the Borrower, and the recourse of the Lenders and the Administrative Agent in respect thereof is not limited to any particular property of the Borrower.

Section 2.07.Prepayment of Loans.

(a)Voluntary Prepayments. The Borrower may, at any time and from time to time, prepay the Loans, in whole or in part, at par, subject to prior notice in accordance with the terms of this paragraph. The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile or electronic mail) of any voluntary prepayment hereunder not later than 11:00 a.m. (New York City time) five (5) U.S. Government Securities Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loans to be prepaid; provided, that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial voluntary prepayment shall be in an aggregate amount that is not less than $10,000,000 plus any break funding payments to be made pursuant to Section 2.13.

(b)Mandatory Prepayments. The Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in Section 2.07(c).

(i)Prepayments due to Supervening Illegality. Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Applicable Law or in the interpretation or application thereof by any Governmental Authority (in each case, at any time on or after the date hereof) applicable to the Lenders shall make it (or be asserted by it to be) unlawful for the Lender to honor its obligation to make or maintain its Loan hereunder, then such Lender shall promptly notify the Borrower in writing upon becoming aware of the event, following which notice: (a) such Lender’s Commitment (if still available) shall be suspended and such Lender’s Loan shall be prepaid by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable to such Lender by the Borrower under the Loan Documents, on or before such date as shall be mandated by such Applicable Law (being no earlier than the last day of any applicable grace period permitted under such Applicable Law); provided that if it is lawful for such Lender to maintain its Loan until the next Interest Payment Date, then such payment shall be made on such Interest Payment Date; provided further that no premium or break funding costs shall be required to be paid by the Borrower in connection with such prepayment.

(ii)Prepayments due to Acquisition Document Claims. Not later than the Business Day after the date of receipt by the Borrower of cash proceeds of any claim of the Borrower against the Seller or any of its Affiliates pursuant to the Acquisition Documents, the Borrower shall prepay the Loans at par in accordance with Section 2.07(c), in an aggregate amount equal to the amount of such cash proceeds, provided that the mandatory prepayment under this Section 2.07(b)(ii) shall only be triggered if (x) such cash proceeds are in excess of $60,000,000 and (y) Foreign Exchange Regulations allow the application of such proceeds to prepay the Loans.

(iii)Prepayments due to a Change of Control. Upon the occurrence of a Change of Control, the Borrower shall prepay the Loans at par in accordance with Section 2.07(c).

(iv)Net Indebtedness Proceeds. Not later than the Business Day after the date of receipt by the Borrower of Net Indebtedness Proceeds from the incurrence or issuance of cross- border Financial Debt by the Borrower (other than (x) any cross-border Financial Debt that is incurred to refinance Financial Debt that comes due during 2025, which shall be in an amount less than $300,000,000, and (y) convertible debt or other equity-linked instruments), the Borrower shall prepay the Loans at par in an aggregate amount equal to such Net Indebtedness; provided, however, that the Borrower may choose to apply a portion of the Net Indebtedness Proceeds to prepay the ICBC Loan ratably with the Loans (but not more than ratably based on the aggregate principal amount outstanding under the ICBC Loan and the Loans hereunder).

(v)Net Disposition Proceeds. Not later than the Business Day following the receipt by the Borrower of Net Disposition Proceeds in connection with any Disposition not permitted by Section 6.04, the Borrower shall prepay the Loans in an amount equal to such Net Disposition Proceeds, at par in accordance with Section 2.07(c).

(c)Each prepayment shall be applied ratably (other than prepayments made pursuant to Section 2.07(b)(i)) to the Loans and paid to the Lenders in accordance with their respective Applicable Percentages. Prepayments shall be accompanied by any outstanding fees required by Section 2.08, accrued interest to the extent required by Section 2.09 and any break funding payments required by Section 2.13.

Section 2.08.Fees. The Borrower shall pay to the Arrangers, the Administrative Agent and the Lenders, respectively, the fees in the amounts and at the times specified in the applicable Fee Letters. Fees paid shall not be refundable under any circumstances.

Section 2.09. Interest.

(a)The Loans shall bear interest at Term SOFR for each applicable Interest Period plus the Applicable Margin.

(b)Notwithstanding the foregoing, if any amount payable by the Borrower under this Agreement or any other Loan Document (including principal, interest, fees and other sums) is not paid when due, whether at stated maturity, by acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in paragraph (a) above or (ii) in the case of any other amount, 2% plus the rate applicable to the Loans as provided in paragraph (a) above. Additionally, upon the request of the Required Lenders, while any Event of Default has occurred and is continuing, the Borrower shall pay interest on the principal of all Loans outstanding hereunder at a rate per annum equal to 2% plus the rate otherwise applicable to the Loans as provided in paragraph (a) above.

(c)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and at such other times as may be specified in this Agreement; provided that (i) interest accrued pursuant to Section 2.09(b) shall be payable on demand and (ii) in the event of a repayment or prepayment of a Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to ABR at times when ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR or SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e)In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.10. Alternate Rate of Interest.

(a)Subject to Section 2.11, if, on or prior to the first day of any Interest Period for any SOFR

Loan:

(i)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof for such Interest Period, or

(ii)the Required Lenders determine that Term SOFR for such Interest Period does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each Lender.

(b)If the Administrative Agent notifies the Borrower and the Lenders pursuant to paragraph (a) above, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (a)(ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending Borrowing Request or, failing that, the Borrower will be deemed to have made a request for a borrowing of ABR Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such deemed conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.13. Subject to Section 2.11, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination.

Section 2.11. Benchmark Replacement.

(a)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the

Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b)In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement, (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.11(d), or (iv) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole and absolute discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11.

(d)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will no longer be representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a borrowing of SOFR Loans and, failing that, the Borrower will be deemed to have made a request for a borrowing of ABR Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to ABR Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

Section 2.12. Increased Costs.

(a)If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii)impose on any Lender or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s or holding company, as applicable, with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Defaul or an optional or mandatory prepayment of the Loans), (b) the conversion of any SOFR Loan to an ABR Loan other than on the last day of an Interest Period applicable thereto, (c) the failure to borrow or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.07 (a) or 2.10 and is revoked in accordance therewith), or (d) the assignment of any SOFR Loan other than on the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.14. Withholding of Taxes; Gross-Up.

(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made; provided, however, that the Borrower shall not be obligated to pay to any Recipient any additional amount for or on account of any Tax greater than that required to be deducted or withheld to a Qualifying Bank.

(b)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h)Defined Terms. For the avoidance of doubt, in this Section, the term “Applicable Law” includes FATCA.

Section 2.15. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.12, Section 2.13 or Section 2.14, or otherwise) prior to 12:00 noon (New York City time) on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices set forth in Section 9.01(a)(ii) (or such other offices as it may designate in accordance with Section 9.01(d)). The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder or under any other Loan Document (other than funds which are required to be applied in the manner required by Section 7.03), such funds shall be applied towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties.

(c)If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans or accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment (x) made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Lenders pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower to the Administrative Agent pursuant to Section 2.07(a)), notice from the Borrower that the Borrower will not make such payment or prepayment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each applicable Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.16. Evidence of Indebtedness.

(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c)The entries made in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

Section 2.17. Mitigation Obligations; Replacement of Lenders.

(a)If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender becomes Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.14) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents as may be necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

Section 2.18. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)the Commitment and outstanding Loan of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this paragraph (a) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender directly affected thereby which (i) affects such Defaulting Lender differently than other affected Lenders, or (ii) would (A) change the percentage of Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (B) amend this Section 2.1818 or Section 9.02, (C) increase or extend the Commitment of such Defaulting Lender or subject such Defaulting Lender to any additional obligations (it being understood that any amendment, waiver or consent in respect of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase or extension of the Commitment of any Lender or an additional obligation of any Lender), (D) reduce the principal of, or interest on, the Loan made by such Defaulting Lender or (E) postpone any date fixed for any payment of principal of, or interest on, the Loan made by such Defaulting Lender or any fees or other amounts payable hereunder to such Defaulting Lender, and any such amendment, waiver or other modification shall in each case require the consent of such Defaulting Lender (which consent shall be deemed to have been given if such Defaulting Lender fails to respond to a request for such consent within 20 days);

(b)any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.15(b), Section 7.03 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of the Loan of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to each of the Credit Parties that:

Section 3.01. Organization; Powers. Each of the Borrower and each of its Subsidiaries is a company duly incorporated and validly existing under the laws of the jurisdiction of its organization and has the corporate power and has obtained all required material authorizations to own its assets, conduct its business as presently conducted and to enter into, and comply with its obligations under, the Loan Documents to which it is a party or will, in the case of any Loan Document not executed as at the date of this Agreement, when that Loan Document is executed, have the corporate power to enter into, and comply with its obligations under, that Loan Document (notwithstanding the Borrower’s compliance with the periodic information regime pursuant to Communication “A” 6401 and Communication “A” 6795 of the BCRA, as amended and supplemented from time to time).

Section 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. This Agreement and each other Loan Document to which the Borrower is a party have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms, subject to applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, and with respect to the Acquisition, the Antitrust Approval and the ENACOM Approval as disclosed and contemplated in the Acquisition Documents, which shall be requested and obtained as set forth therein, (b) will not violate any Applicable Law or regulation or the Organizational Documents of the Borrower or any Subsidiary thereof or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or its assets (including the Acquisition Documents), or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary thereof, and (d)will not result in the creation or imposition of, or the requirement to create, any Lien on any asset of the Borrower or any Subsidiary thereof.

Section 3.04. Financial Condition; No Material Adverse Change.

(a)The Consolidated and unconsolidated audited financial statements of the Borrower and its Subsidiaries for the Financial Year ending on December 31, 2023, and the Consolidated and unconsolidated unaudited financial statements of the Borrower and its Subsidiaries for the Fiscal Quarter ending on September 30, 2024:

(i)have been prepared in accordance with the Accounting Standards, and give a true and fair view of the financial condition of the Borrower and its Subsidiaries as of the date as of which they were prepared and the results of the operations of the Borrower and its Subsidiaries during the period then ended in all material respects; and

(ii)disclose all material liabilities (contingent or otherwise) of the Borrower and its Subsidiaries, and the reserves, if any, for such liabilities and all unrealized or anticipated liabilities and losses arising from commitments entered into by the Borrower or any of its Subsidiaries (whether or not such commitments have been disclosed in such financial statements).

(b)Since December 31, 2023, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole.

Section 3.05. Properties.

(a)Each of the Borrower and its Subsidiaries has good and marketable title to all of the assets purported to be owned by it (except such minor defects that are not reasonably expected to have a Material Adverse Effect) and possesses a valid leasehold interest in all assets which it purports to lease, in all cases free and clear of all Liens, other than Permitted Liens, and no contracts or arrangements, conditional or unconditional, exist for the creation by the Borrower or any of its Subsidiaries of any Lien;

(b)Schedule 3.05 sets forth each Investment of the Borrower and its Subsidiaries in excess of $20,000,000 that exists as of September 30, 2024.

(b) The Borrower and its Subsidiaries own, or are licensed to use, all trademarks, trade names, service marks, copyrights, patents, franchises, licenses and other intellectual property rights that are necessary for the operation of their respective businesses, as currently conducted, and the use thereof by the Borrower and its Subsidiaries does not conflict with the rights of any other Person, except to the extent that such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The conduct of the business of the Borrower and its Subsidiaries as currently conducted or as contemplated to be conducted does not infringe upon or violate any rights held by any other Person, except to the extent that such infringements and violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to have a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters.

(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary thereof (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) that involve the Loan Documents or the Transactions.

(b)Except with respect to any matters that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) knows of any basis for any permit, license or other approval required under any Environmental Law to be revoked, canceled, limited, terminated, modified, appealed or otherwise challenged, (iii) has or could reasonably expected to become subject to any Environmental Liability, (iv) has received notice of any claim, complaint, proceeding, investigation or inquiry with respect to any Environmental Liability (and no such claim, complaint, proceeding, investigation or inquiry is pending or, to the knowledge of the Borrower, is threatened or contemplated) or (v) knows of any facts, events or circumstances that could give rise to any basis for any Environmental Liability.

Section 3.07. Compliance with Laws and Agreements; Labor Matters; No Default. The Borrower and its Subsidiaries are in compliance with all Applicable Laws (including Environmental Laws) applicable to them or their property and all indentures, agreements and other instruments binding upon them or their property, except to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there is (x) no unfair labor practice complaint and no labor dispute proceeding arising out of or under collective bargaining agreements against the Borrower or any of its Subsidiaries pending or threatened before any Governmental Authority, (y) no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (z) no union representation existing, or union organizing activities taking place, with respect to the employees of the Borrower or its Subsidiaries, and (ii) there has been no violation by the Borrower or its Subsidiaries of any Applicable Law relating to discrimination in hiring, promotion or pay of employees or of any applicable wage or hour laws.

(c)The Borrower and its Subsidiaries are in compliance with the Argentine Foreign Exchange Regulations, if applicable, and no filings (other than the periodic information regime pursuant to Communication “A” 6401 and Communication “A” 6795 of the BCRA, as may be amended, supplemented and amended and restated from time to time) are necessary for the payments set forth in the Loan Documents to be made, and (B) no foreign exchange restrictions or requirements that limit the availability or transfer of foreign currency through the Argentine Foreign Exchange Market are in effect in the Country that would or would reasonably be expected to adversely affect compliance with the performance by the Borrower of each and all of its obligations of whatever nature under the Loan Documents; provided, however, that the Argentine Foreign Exchange Regulations impose the fulfilment of certain conditions and requirements for the making of payments under the Loans through the Argentine Foreign Exchange Market including, without limitation, (i) remitting to Argentina the proceeds of the Loans and exchanging such proceeds for Pesos within the timeframes set forth in the Argentine Foreign Exchange Regulations, if applicable, and (ii) complying with the reporting requirements set forth in Communication “A” 6401 and Communication “A” 6795 of the BCRA, as amended from time to time.

(d)No Default has occurred and is continuing, and the execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower will not cause or result in a breach, violation or default in respect of any other agreement of the Borrower.

Section 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09. Taxes.

(a)The Borrower and its Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid by them, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other Taxes are payable by or on behalf of the Administrative Agent or the Lenders to any applicable Governmental Authority in any applicable jurisdiction or any political subdivision or taxing authority thereof or therein in connection with the execution, delivery, performance or enforcement of the Loan Documents; provided, however, that as of the date hereof, all payments of interest under this

Agreement by the Borrower to a Lender located outside Argentina are subject to withholding of Argentine income tax at: (i) a rate of 15.05% if such Lender is a Qualifying Bank, (ii) a lower rate if such Lender is resident in a country that has a treaty to avoid double taxation in force in the Country, to the extent such Lender complies with all requisites for the application of such treaty or (iii), a rate of 35% if neither of the conditions indicated in clauses (i) and (ii) above are met; provided that nothing in this clause (b) shall be deemed to limit or otherwise diminish or reduce any of the parties’ respective obligations otherwise set forth in this Agreement.

Section 3.10. Employee Benefit Plans. Each of the Borrower and its Subsidiaries is in compliance in all material respects with its respective obligations relating to all employee benefit plans established, maintained or contributed to by it and does not have outstanding any material liabilities with respect to any such employee benefit plans.

Section 3.11. Disclosure.

(a)The Borrower has disclosed to the Credit Parties all agreements, instruments and corporate or other restrictions to which it or any of its respective Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any of its Subsidiaries to any Credit Party in connection with the negotiation of this Agreement and the other Loan Documents, or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b)As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided by it on or prior to the Closing Date in connection with this Agreement is true and correct in all respects, and as of the date delivered, to the best knowledge of the Borrower, the information included in any Beneficial Ownership Certification provided pursuant to Section 5.03(i) is true and correct in all respects.

Section 3.12. Anti-Corruption Laws and Sanctions.The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

(b)The Borrower, its Subsidiaries and their respective officers and directors, and (to the knowledge of the Borrower) their respective employees and agents, are in compliance with applicable Anti- Corruption Laws, Anti-Money Laundering Laws and Sanctions and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower or any Subsidiary thereof being designated as a Sanctioned Person.

(c)Neither the Borrower, nor any Subsidiary thereof, nor any of their respective directors officers, employees, agents or affiliates (i) is a Sanctioned Person or (ii) is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of any applicable Anti-Corruption Laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of any applicable Anti- Corruption Laws. The Transactions will not violate any applicable Anti-Corruption Law or applicable Sanctions.

(d)The foregoing representations in this Section 3.12 will not apply to any party hereto to which the Blocking Regulation (applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, any provision of the Blocking Regulation.

Section 3.13. EEA Financial Institution. The Borrower is not an EEA Financial Institution.

Section 3.14. Margin Regulations. The proceeds of the Loans hereunder will be used solely as set forth in Section 5.11, and no part of such proceeds will be used for the purpose (whether immediate, incidental or ultimate) of buying or carrying any Margin Stock. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit to others for the purpose of purchasing or carrying Margin Stock.

Section 3.15. Solvency. The Borrower and its Subsidiaries taken as a whole are and will be Solvent after giving effect to the consummation of the Transactions.

Section 3.16. Insurance. The Borrower and its Subsidiaries are insured by recognized, financially sound institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their respective businesses including, without limitation, policies covering the material real and personal property owned or leased by the Borrower and its Subsidiaries against theft, damage, destruction, acts of vandalism, flood and earthquakes. The Borrower and its Subsidiaries are in full compliance with the terms of such policies and instruments in all material respects; and there are no material claims by the Borrower or any Subsidiary thereof under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. The Borrower has no reason to believe that it and its Subsidiaries will not be able (i) to renew their existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct their respective businesses as now conducted and at a cost that would not be expected to have a Material Adverse Effect.

Section 3.17. Ranking. The payment obligations of the Borrower hereunder and under the other Loan Documents to which it is a party are (and will at all times be) unconditional general obligations of the Borrower, and rank (and will at all times rank) at least pari passu with all other present and future unsubordinated Liabilities of the Borrower, other than any Liabilities of the Borrower having priority solely by operation of Applicable Law.

Section 3.18. No Immunity. The Borrower, and its obligations under the Loan Documents, are subject to civil and commercial law and to suit and neither the Borrower nor any of its respective properties, assets or revenues have any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of New York State or U.S. federal courts or any court of any jurisdiction in which the Borrower owns or leases property or assets, from service of process, attachment upon or prior to judgment, or attachment in aid of execution of judgment, or from execution or enforcement of a judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of a judgment, in any such court, with respect to its obligations or liabilities or any other matter under or arising out of or in connection with this Agreement or any other Loan Document; and, to the extent that the Borrower or any of its properties, assets or revenues may have or may hereafter become entitled to any such right of immunity in any such court in which proceedings may at any time be commenced, the Borrower has waived or will waive such right to the extent permitted by law and has consented to such relief and enforcement as provided in the Loan Documents; provided, however, that pursuant to Section 243 of the Argentine Civil and Commercial Code, if there are any rights of any creditor of the Borrower with respect to those assets of the Borrower which are deemed to be directly assigned to the rendering of a public service, such rights may not in any manner jeopardize the rendering of the public service.

Section 3.19. Choice of Law; Consent to Jurisdiction. Under the applicable law of the Country, the choice of the law of New York to govern this Agreement and the other Loan Documents subject to New York law is valid and binding. The Borrower’s consent to the jurisdiction of the courts of the United States of America located in the Southern District of New York and the courts of the State of New York located in the Borough of Manhattan as provided in Section 9.09(c) (Jurisdiction) is valid, binding and irrevocable, and service of process effected in the manner provided in Section 9.09(e) will be effective to confer personal jurisdiction over the Borrower in such courts.

Section 3.20. No Material Omissions. None of the representations and warranties in this ARTICLE III omits any matter the omission of which makes any of such representations and warranties misleading in any material respect; provided, that notwithstanding the foregoing, the Borrower shall not be deemed to make any representation or warranty except as expressly set forth in this Agreement.

Section 3.21. Center of Main Interests. Regulation EU 2015/848. The Borrower represents and warrants that its center of main interests (“COMI”) is not located within an EEA Member Country. Specifically, the Borrower’s COMI is situated in the Country, where the Borrower conducts the administration of its interests on a regular basis, ascertainable by third parties. The Borrower further represents and warrants that no actions or structural changes have been made or are contemplated that could reasonably be expected to result in a shift of its COMI to within an EEA Member Country.

Section 3.22. Indebtedness. Schedule 3.22 sets forth all Financial Debt of the Borrower and its Subsidiaries, as of September 30, 2024 in excess of $10,000,000 and there exists no outstanding default thereunder

Section 3.23. Legal Form. This Agreement is in proper legal form for its enforcement against the Borrower under the laws of the Country; provided, that such enforcement shall be subject to: (i) compliance with the requirements of Sections 517 and 519 of Law No. 17,454, as amended and supplemented (Argentine Civil and Commercial Procedures Code) relating to the execution of foreign judgments; (ii) limitations arising from bankruptcy, insolvency, reorganization (including quiebra, concurso preventivo and acuerdo preventivo extrajudicial), fraudulent conveyance, moratorium or similar laws relating to, or affecting, enforcement of creditors’ rights; (iii) general principles of law, including reasonableness, good faith, fair dealing and regular exercise of rights; (iv) pursuant to Laws No. 24,573 and 26,589, the regulatory Decree No. 1,467/2011 (as amended and supplemented) and other ancillary regulations (as amended and supplemented), certain mediation procedures must be exhausted prior to the initiation of lawsuits in the Country, with the exception, among others, of bankruptcy and summarized foreclosure proceedings (which include the enforcement of foreign judgments), in which cases mediation remains optional for the plaintiff; (x)the limitations to foreclosure of property which is determined by law or the courts of the Country for the validity and enforceability of each of the Loan Documents (including any necessary registration, recording or filing with any court or other authority in the Country) have been accomplished, and no other Taxes are required to be paid to the Country, or to any of its political subdivisions (other than any applicable court tax (tasa de justicia), if necessary); and (vi) a translation by a public translator into the Spanish language of any document written in a different language shall be required, for the admissibility in evidence in court of the Country of any such document. It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in the Country of the Loan Documents that any thereof be filed, recorded or enrolled with any Governmental Authority.

Section 3.24. Subsidiaries. The entities listed on Schedule 3.25 are the only Subsidiaries of the Borrower, and Schedule 3.25 correctly sets forth, as of the date hereof, (i) the percentage ownership (direct and indirect) of the Borrower in each class of capital stock of each of its Subsidiaries, and the direct owner thereof and (ii) the percentage ownership (direct and indirect) of each holder in each class of capital stock of the Borrower, and the direct owner thereof.

Section 3.25. Cure Period for Negative Covenants in Other Financial Debt. The Borrower represents and warrants that none of its existing Financial Debt (other than the Financial Debt under the EDC Credit Agreements and the Finnvera Credit Agreements) contains an event of default with respect to the breach of negative covenants that has a grace or cure period that is shorter or more beneficial to the lender(s) under such facility than the one provided under Section 7.01(e).

ARTICLE IV

Conditions

Section 4.01. Closing. The obligation of each Lender to make its Loan available to the Borrower in connection with the Borrowing on the Borrowing Date is subject to satisfaction of each of the following conditions precedent to the satisfaction of each Lender and the Administrative Agent (unless otherwise waived in accordance with Section 9.02):

(a)Loan Documents. The Administrative Agent shall have received from each other party hereto a counterpart of (i) this Agreement, (ii) in the case of the Borrower, a Borrowing Request pursuant to Section 2.03 in relation to the Borrowing to be made on the Closing Date and (iii) each other Loan Document, each signed on behalf of each party thereto (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by any Electronic Means).

(b)Legal Opinions. The Administrative Agent shall have received a favorable written opinion of (i) Cleary Gottlieb Steen & Hamilton LLP, New York counsel for the Borrower, (ii) EGFA Abogados, Argentine counsel for the Borrower, (iii) Linklaters LLP, New York counsel for the Administrative Agent and the Lenders, and (iv) Tavarone, Rovelli, Salim Miani, Argentine counsel for the Administrative Agent and the Lenders, each addressed to the Administrative Agent and the Lenders and dated the Closing Date, each in form and substance satisfactory to the Administrative Agent and each Lender, and covering such matters relating to the Borrower, this Agreement and the other Loan Documents and/or the Transactions as the Administrative Agent or any Lender shall reasonably request (and the Borrower hereby requests such counsels to deliver such opinions).

(c)Organizational Documents, etc. The Administrative Agent shall have received (i) the Organizational Documents of the Borrower, certified by a Responsible Officer thereof as of the Closing Date, (ii) a Certificate of Incumbency and Authority of the Borrower dated the Closing Date, (iii) a solvency certificate in a form acceptable to the Lender and (iv) such other documents and certificates as the Administrative Agent (or its counsel) or any Lender may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and of the Borrower’s signatories in connection therewith, and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent (and its counsel) and the Lenders.

(d)Closing Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in paragraph (i), (k), (l), (m), (o), (p) and (q) below.

(e)Fees. The Arrangers and the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date pursuant to the Fee Letters or otherwise, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (or, in the event any such fees, expenses or other amounts are paid directly to the Credit Party or other Person to which they are owed, the Administrative Agent shall have received evidence of such Credit Party’s or other Person’s receipt thereof).

(f)Financial Statements. The Administrative Agent shall have received the audited financial statements and the unaudited quarterly financial statements of the Borrower referred to in Section 3.04.

(g)KYC. (i) Each Credit Party shall have received, at least three (3) days prior to the Closing Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and Anti-Money Laundering Laws and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Credit Party that has requested in a written notice to the Borrower given at least five (5) days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower, shall have received such Beneficial Ownership Certification; provided that, upon the execution and delivery by such Credit Party of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied.

(h)Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

(i)Authorizations. The Borrower shall have received all approvals or authorizations, if any, required to be obtained from any Governmental Authority or other third party to enable the Borrower to comply with any of its obligations under the Loan Documents and the Acquisition Documents, to the extent applicable.

(j)Process Agent Appointment Letter. The Administrative Agent shall have received evidence that the Process Agent for the Borrower has been duly appointed and has accepted and holds such appointment without reservation during the period commencing on the Effective Date and ending 12 months after the Maturity Date.

(k)Representations and Warranties. The representations and warranties of the Borrower set forth in this Agreement and any other Loan Document shall be true and correct on and as of the Borrowing Date.

(l)No Default. At the time of and immediately after giving effect to the Borrowing, no Default shall have occurred and be continuing.

(m)Acquisition Documents. The Acquisition shall have been consummated or shall be consummated simultaneously with the funding of the Loans and the effectiveness of this Agreement in all material respects in accordance with applicable law and the terms of the Acquisition Documents, after giving effect to any modifications, amendments, consents or waivers not prohibited by this Agreement. The Acquisition Documents shall not have been amended, waived or modified, and no consent shall have been granted thereunder, by the Borrower or any of its Affiliates in a manner materially adverse to the interests of any Arranger or the Lenders without the consent of such Arranger or Lenders (such consent not to be unreasonably withheld, delayed or conditioned) it being understood that (x) the granting of any consent under the Acquisition Documents that is not materially adverse to the interests of the Arrangers and the Lenders will not otherwise constitute an amendment, modification or waiver of the Acquisition Documents, any increase in the consideration payable by the Borrower for the Acquired TMA Equity Interests will be deemed not to be materially adverse to the interests of the Arrangers and the Lenders so long as such increase is not funded by the incurrence of Financial Debt of the Borrower or any of its Subsidiaries and (z) any reduction in the consideration payable by the Borrower for the Acquired TMA Equity Interests shall not be deemed to be materially adverse to the interests of the Arrangers and the Lenders so long as such reduction is applied to reduce the amount of the Commitments.

(n)Engagement Letter. The parties thereto shall have entered into the Engagement Letter.

(o)Financial Debt under the Acquisition Documents. The aggregate amount of Financial Debt incurred to finance the purchase of the Acquired TMA Equity Interests shall not exceed $1,200,000,000, and the only Financial Debt permitted to be incurred to finance such purchase shall be (i) the Loans hereunder and (ii) the ICBC Loan.

(p)Debt-Free Acquisition. The Borrower shall not, pursuant to the terms of the Acquisition Documents, assume or be responsible for (i) any Financial Debt of TMA and its Subsidiaries existing and outstanding as of the Closing Date or (ii) any other material Liabilities, including but not limited to Liabilities owed to any Governmental Authority, other than Liabilities incurred in the ordinary course of business.

(q)No Violations. After giving effect to the Borrowing, the Borrower and its Subsidiaries will not be in violation of:

(i)their Organizational Documents.

(ii)any provision contained in any document to which they are a party (including this Agreement) or by which they are bound; or

(iii)any law, rule, regulation, Authorization in the Country directly or indirectly limiting or otherwise restricting its borrowing or guarantee power or authority or its ability to borrow or guarantee.

(r)Custody Agreement. The Borrower, the Lenders and the Administrative Agent shall have entered into the Custody Agreement, and the Borrower shall have delivered the deliverables thereunder (including legal opinions) to the Arrangers’ satisfaction.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m. (New York City time) on February 26, 2025 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time). The delivery of a Borrowing Request shall be deemed to constitute a representation and warranty by the Borrower on the date thereof and as of the Borrowing Date as to the matters specified in paragraphs (i), (k), (l), (m), (o), (p) and (q) of this Section 4.01.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and all Obligations have been paid in full, the Borrower covenants and agrees with the Credit Parties that:

Section 5.01. Reporting Requirements.

(a)Quarterly Financial Statements and Reports. Except to the extent the following quarterly financial statements and reports are available on the Borrower’s website, the Borrower shall deliver to the Lenders:

(i)As soon as available but in any event within 45 days after the end of each of the first three calendar quarters of each Financial Year:

(A)

2 copies of the Borrower’s and each of its Subsidiaries’ complete unaudited financial statements for such quarter prepared, on both a Consolidated Basis and an unconsolidated basis, in accordance with the Accounting Standards and on a basis consistent with the Borrower’s audited financial statements, in each case, certified by the Borrower’s chief financial officer (or in his or her absence, by an Authorized Representative of the Borrower);

(B)	The quarterly reports disclosed by the Borrower to the market; and

(ii)As soon as available but in any event within 60 days after the end of the first three calendar quarters of each Financial Year, a report (in a form pre-agreed by the Required Lenders), signed by the Borrower’s chief financial officer (or in his or her absence, by an Authorized Representative of the Borrower), concerning compliance with the financial covenants in this Agreement.

provided that, for the avoidance of doubt, if any of the financial statements and reports described in this Section 5.01(a) are no longer available on the Borrower’s website or if the Borrower is delisted or otherwise no longer required by applicable law to publish on its website any such financial statements or reports, the Borrower shall furnish such financial statements or reports, as the case may be, directly to the Lenders.

(b)Annual Financial Statements and Reports.

(i)Except to the extent the following annual financial statements and reports are available on the Borrower’s website, the Borrower shall deliver to the Lenders, as soon as available but in any event within 90 days after the end of each Financial Year:

(A)

2 copies of its and each of its Subsidiaries’ complete and audited financial statements for that Financial Year which are in agreement with its books of account and prepared, on both a Consolidated Basis and an unconsolidated basis, in accordance with the Accounting Standards, together with an unqualified audit report on them from the Auditors, all in form satisfactory to the Required Lenders;

(B)

A report (in a form pre-agreed by the Required Lenders) signed by the Borrower’s chief financial officer (or in his or her absence, by an Authorized Representative of the Borrower) certifying (x) compliance with the Net Debt to EBITDA Ratio and the Interest Coverage Ratio pursuant to Section 5.17 (specifying whether for such period such ratios were calculated only on a Consolidated Basis or both on an unconsolidated basis and on a Consolidated Basis pursuant to Section 5.17), (y) that such officer or Authorized Representative is not aware of any non-compliance by the Borrower with the covenants in ARTICLE VI of this Agreement, and, where applicable, detailing any non-compliance, and (z) that all transactions between the Borrower and its Subsidiaries and each of their respective Affiliates, if any, during that Financial Year, complied with the covenant in Section 6.08; and

(C)

A report, signed by the Borrower’s chief financial officer (or in his or her absence, by an Authorized Representative of the Borrower) updating the identity of each of the Permitted Holders disclosed in Schedule 3.26 based on information submitted to the relevant Governmental Authority in the Country;

provided, that, for the avoidance of doubt, if any of the financial statements and reports described in this Section 5.01(b)(i) are no longer available on the Borrower’s website or if the Borrower is delisted or otherwise no longer required by applicable law to publish on its website any such financial statements or reports, the Borrower shall furnish such financial statements or reports, as the case may be, directly to the Lenders, at the Lender’s satisfaction.

(ii)With respect to the Borrower’s Operations and except to the extent available on the Borrower’s website:

(A)

if the filing of Form 20-F by the Borrower with the SEC is required by applicable law, as soon as available but in any event no later than May 1 of each Financial Year, deliver to the Lenders a copy of the Form 20-F for that Financial Year filed by the Borrower with the SEC or,

(B)

if the filing of Form 20-F by the Borrower with the SEC is no longer required by applicable law, as soon as available but in any event no later than May 1 of each Financial Year, deliver to the Lenders a report by the Borrower on its Operations during that Financial Year, in the form of, and addressing the topics listed in, Schedule 5.01; and

(C)

if the filing of Form 6-K by the Borrower with the SEC is required by applicable law, as soon as available but in any event no later than 6 months after the Borrower’s second Fiscal Quarter of each Financial Year, deliver to the Lenders a copy of the Form 6-K for that Financial Year filed by Telecom Argentina S.A. with the SEC; or

(D)

if the filing of Form 6-K by the Borrower with the SEC is no longer required by applicable law, as soon as available but in any event no later than 6 months after the Borrower’s second Fiscal Quarter of each Financial Year, deliver to the Lenders (x) an unaudited interim balance sheet as of the end of the Borrower’s second Fiscal Quarter of such Financial Year and (y) an unaudited semi-annual income statement covering the first two Fiscal Quarters of such Financial Year;

provided, that, for the avoidance of doubt, if any of the filings and reports under this Section 5.01(b)(ii) are no longer available on the Borrower’s website or if the Borrower is delisted or otherwise no longer required by applicable law to publish on its website any such filings or reports, the Borrower shall furnish such filings or reports, as the case may be, directly to the Lenders.

Section 5.02. Certificates; Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender (including Public Lenders, to the extent specified in Section 9.13(b), promptly following any request therefor, copies of any audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent public accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Documents required to be delivered pursuant to Section 5.01 and this Section 5.02 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Borrower or the Administrative Agent); provided that: (A) upon written request by the Administrative Agent (or any Lender through the Administrative Agent) to the Borrower, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B)the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender, and each

Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

Section 5.03. Notices of Material Events. The Borrower will promptly, and in any event no later than five (5) Business Days thereafter, furnish to the Administrative Agent for distribution to each Lender (including Public Lenders, to the extent specified in Section 9.13(b) prompt written notice of the following:

(a)the occurrence of any Default;

(b)the occurrence of any Change of Control;

(c)the filing, commencement or any judgment or decision rendered pertaining to any Proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws, that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(d)notice of any action arising under any Environmental Law or of any noncompliance by the Borrower or any Subsidiary thereof with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(e)any material change in accounting or financial reporting practices by the Borrower or any Subsidiary;

(f)details of any legal claim, proceeding, formal notice or formal investigation against the Borrower or any Subsidiary thereof for violation of Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, to the extent such notice is permitted by Applicable Law;

(g)any matter or development arising or occurring since the date of this Agreement that has had, or could reasonably be expected to have, a Material Adverse Effect;

(h)any change in the information provided in the Beneficial Ownership Certification most recently delivered pursuant to this Agreement that would result in a change to the list of beneficial owners identified in such certification; and

(i)any event in connection with the Acquisition if such event is materially adverse to the Lenders.

Each notice delivered under this Section 5.03 shall (i) be in writing, (ii) contain a heading or other reference that it constitutes a “notice under Section 5.03[•]” of this Agreement (or, in the case of a notice under clause (a) above, a “notice of Default under Section 5.03(a)” of this Agreement) and (iii) be accompanied by a statement of a Responsible Officer setting forth the details of the occurrence requiring such notice and stating what action the Borrower has taken and/or proposes to take with respect thereto.

Section 5.04. Preservation of Existence; Etc.

(a)The Borrower will, and will cause each of its Subsidiaries to, (i) preserve, renew and maintain in full force and effect its legal existence and good standing (if applicable) under the laws of its jurisdiction of organization, (ii) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (iii) preserve or renew all of its registered intellectual property rights (including patents, trademarks, trade names and service marks), the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

(b)The Borrower will promptly obtain or make, and at all times maintain in full force and effect, all licenses, recordations, registrations, consents or authorizations of, or approvals by, any Governmental Authority, as may from time to time be necessary under the laws of its jurisdiction of organization for the execution and performance by it, and for the validity and enforcement of, any Loan Document.

Section 5.05. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could have a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required in accordance with the Accounting Standards,

Section 5.06. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to:

(a)keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof; provided, that nothing in this clause (a) prevents the Borrower from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is (i) in the reasonable judgment of the Borrower and consistent with its past practices, desirable in the conduct of the business of the Borrower and (ii) in the case of any disposal, permitted under Section 6.04; and

(b)maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.07. Books and Records; Inspection Rights; Auditors. The Borrower will, and will cause each of its Subsidiaries to:

(a)keep proper books of record and account in which full, true and correct entries in conformity with the Accounting Standards consistently applied are made of all dealings and transactions in relation to its business and activities; and

(b)Upon any Lender’s request and with reasonable prior notice to the Borrower, permit representatives of such Lender, during normal office hours, to:

(i)visit any of the sites and premises where the business of the Borrower or any of its Subsidiaries is conducted;

(ii)inspect any sites, facilities, plants and equipment of the Borrower and any of its Subsidiaries;

(iii)have access to the books of account and all records and any of its Subsidiaries;

(iv)with prior notice to the Borrower, have access to those employees, agents and contractors of the Borrower who have or may have knowledge of matters with respect to which such Lender seeks information; and

(v)conduct appraisals, inspect documents, plans, procedures, and audit the state of Borrower’s compliance with the requirements pertaining to the Environmental and Social Issues and Environmental Laws;

provided, that (A) such access shall not include information that is or contains trade secrets or information that is protected by attorney-client privilege, and (B) no such reasonable prior notice shall be necessary if an Event of Default or Default is continuing or if special circumstances so require.

(c)maintain at all times a firm of internationally recognized independent public accountants acceptable to the Lenders as auditors of the Borrower and its Subsidiaries; provided, that PricewaterhouseCoopers, Deloitte & Touche, KPMG and Ernst & Young shall be deemed acceptable to the Lenders.

Section 5.08. Compliance with Laws and Agreements; Labor Matters; Anti-Corruption Laws and Sanctions.

(a)The Borrower will, and will cause each of its Subsidiaries to, comply with all Applicable Laws applicable to it or its property, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect (without limiting the obligations of the Borrower under paragraph (d) below).

(b)Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to, comply with all of its agreements.

(c)Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to, (i) comply with all Environmental Laws, (ii) obtain, maintain in full force and effect and comply with any permits, licenses or approvals required for the facilities or operations of the Borrower or any Subsidiary thereof, and (iii) conduct and complete any investigation, study, sampling or testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up all Hazardous Materials present or released at, on, in, under or from any of the facilities or real properties of the Borrower or any Subsidiary thereof.

(d)The Borrower and its Subsidiaries will comply with, and will maintain in effect and enforce, policies and procedures designed to ensure compliance by their respective directors, officers, employees and agents with, applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

Section 5.09. Authorizations. (i) the Borrower will obtain and maintain in force (and where appropriate, renew in a timely manner) all material Authorizations, including without limitation the Authorizations specified in Schedule 5.09, which are necessary for the implementation of the Transactions, the carrying out of the business and Operations of the Borrower and its Subsidiaries generally and the compliance by the Borrower and its Subsidiaries with all their respective obligations under the Loan Documents; and (ii) comply with all the conditions and restrictions contained in, or imposed on the Borrower or any of its Subsidiaries by, those Authorizations; provided, that nothing in this Section 5.09 shall prevent the Borrower from terminating or relinquishing any Authorization (or any portion thereof) if such Authorization (or such portion) is no longer necessary, under applicable law, for the Operations of the Borrower.

Section 5.10. Argentine Foreign Exchange Market. The Borrower undertakes to comply with all Argentine Foreign Exchange Regulations and all conditions set forth therein for purposes of or in connection with making payments under the Loans through the Argentine Foreign Exchange Market including, without limitation, (i) remitting to Argentina the proceeds of the Loans and exchanging such proceeds for Pesos within the timeframes set forth in the Foreign Exchange Regulations, if applicable, and (ii) complying with the reporting requirements set forth in Communication “A” 6401 and Communication “A” 6795 of the BCRA, as amended, of the BCRA.

Section 5.11. Antitrust Approval. As soon as possible following the Closing Date (but in any event within seven days as from the Closing Date), the Borrower shall make a filing with the Comisión Nacional de Defensa de la Competencia (the “CNDC”) in order to obtain the authorization of the Transactions pursuant to Antitrust Law No. 27,442.

Section 5.12. Pension Plans. The Borrower will comply with all material requirements relating to any pension or employee benefit plans.

Section 5.13. Use of Proceeds. The proceeds of the Loans will be used solely for purposes of (i) financing the consideration payable by the Borrower for the Acquired TMA Equity Interests pursuant to the Acquisition Documents and (ii) paying fees and expenses incurred in connection with the Transactions.

Section 5.14. Accuracy of Information. The Borrower will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.14.

Section 5.15. Ranking; Priority. The Borrower will promptly take all actions as may be necessary to ensure that its obligations under the Loan Documents to which it is a party will at all times constitute unconditional and unsubordinated general obligations of the Borrower, ranking at least pari passu with all of its other present and future unsubordinated obligations, except for obligations of the Borrower having priority solely by operation of Applicable Law.

Section 5.16. Further Assurances. The Borrower shall do and perform, from time to time, any and all acts (and execute any and all documents) as may be reasonably necessary or as reasonably requested by the Lenders in order to effect the purposes of the Loan Documents.

Section 5.17. Financial Ratios.

The Borrower and its Subsidiaries shall maintain at all times the following ratios:

(i)an Interest Coverage Ratio of at least 2.5.

(ii)a Net Debt to EBITDA Ratio of not more than 3.0;

which shall be determined as follows: (A) only on a Consolidated Basis in respect to the Borrower and its Subsidiaries, so long as the Borrower’s revenues and EBITDA, as shown in the latest unaudited financial statements of the Borrower, account for 80% or more of the consolidated revenues and EBITDA of the Borrower and its Subsidiaries; and (B) both on an unconsolidated basis and on a Consolidated Basis for the Borrower and its Subsidiaries, in each case when the Borrower’s revenues and/or EBITDA, as shown in the latest unaudited financial statements of the Borrower, account for less than 80% of the consolidated revenues and/or EBITDA of the Borrower and its Subsidiaries.

Section 5.18. ENACOM Approval. As soon as possible following the Closing Date (but in any event within thirty days as from the Closing Date), the Borrower shall cause TMA to file the ENACOM Approval Request required by applicable telecommunications law.

Section 5.19. Most Favored Lender.

If at any time on or after the date hereof any debt instrument or credit facility of the Borrower in respect of which it issues or incurs Financial Debt includes an event of default triggered by the breach of negative covenants that has a grace or cure period that is shorter or more beneficial to the lender(s) under such debt instrument or credit facility than the one provided under Section 7.01(e) (an “Enhanced Cure Period Provision”), then the Borrower will, within ten (10) Business Days after the inclusion of such Enhanced Cure Period Provision in such debt instrument or credit facility, deliver written notice thereof to the Administrative Agent. Such notice shall be signed by a Financial Officer of the Borrower and shall refer to the provisions of this Section 5.19 and shall set forth a description of such Enhanced Cure Period Provision and any defined terms used therein. Unless otherwise consented to in writing by the Required Lenders, such Enhanced Cure Period Provision (and any related definitions) will be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person, effective as of the date that such Enhanced Cure Period Provision became effective under such facility. Upon the request of any Lender, the Borrower will, at its expense, enter into any additional agreement or amendment to this Agreement reasonably requested by such Lender evidencing the incorporation herein of such Enhanced Cure Period Provision.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and all Obligations have been paid in full, the Borrower covenants and agrees with the Credit Parties that:

Section 6.01. Financial Debt. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Financial Debt except:

(a)the Loans;

(b)the ICBC Loan;

(c)existing Financial Debt listed on Schedule 3.23;

(d)short term (with a maturity of not more than 12 months) unsecured Financial Debt if, immediately after giving effect to the incurrence or assumption thereof, the Borrower and its Subsidiaries comply with the following ratios, calculated pursuant to Section 5.17 on a Pro Forma Basis:

(i)an Interest Coverage Ratio of at least than 3.0; and

(ii)	a Net Debt to EBITDA Ratio of not more than 2.5;

provided, that the amount of such short term unsecured Financial Debt denominated in Dollars in the aggregate outstanding at any time shall not exceed an amount equal to the greater of 10% of the total Financial Debt and $250,000,000; provided further, that the cap set forth in the preceding proviso shall not apply to any such short term unsecured Financial Debt that is incurred or assumed in Pesos (for the avoidance of doubt, compliance with the foregoing ratios calculated in accordance with Section 5.17 on a Pro Forma Basis shall apply with respect to all short term unsecured Financial Debt regardless that it is denominated in Dollars or Pesos);

(e)other Financial Debt of the Borrower and its Subsidiaries incurred or assumed after the date hereof if, immediately after giving effect to the incurrence or assumption thereof, the Borrower and its Subsidiaries comply with the following ratios, calculated in accordance with Section 5.17 (Financial Ratios) on a Pro Forma Basis:

(i)an Interest Coverage Ratio of at least 3.0; and

(ii)a Net Debt to EBITDA Ratio of not more than 2.5; and

(f)Permitted Refinancing Debt in respect of Financial Debt otherwise permitted under this Section 6.01;

Section 6.02. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except for the following (collectively, “Permitted Liens”):

(a)Liens in existence on the date hereof which are listed, and the property subject thereto described, in Schedule 6.02 and any Lien granted as a replacement or substitute therefor; provided, that any such Liens are no less favorable to the Lenders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the debt being refinanced;

(b)Any Lien arising from any Tax or other Lien arising by operation of law, in each case if the obligation underlying any such Lien is not yet due or, if due, is being contested in good faith by appropriate proceedings so long as the Borrower has set aside adequate reserves in accordance with the Accounting Standards;

(c)Liens created or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, purchase, construction or sales contracts, leases, government performance and return-of- money bonds and other similar obligations (other than obligations for the payment of borrowed money), so long as the Lien does not interfere with the implementation of the Transactions or the carrying on of the business or Operations of the Borrower or any of its Subsidiaries

(d)Liens created in the ordinary course of business upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, so long as the Lien does not interfere in any material respect with the implementation of the Transactions or the carrying on of the business or Operations of the Borrower or any of its Subsidiaries;

(e)Liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default under this Agreement;

(f)Liens on the property or assets of any corporation which becomes a Subsidiary of the Borrower after the date hereof in connection with a Permitted Acquisition, which Liens secure Financial Debt permitted by Section 6.01; provided, that (A) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation of the acquisition, (B) any such Lien by its terms covers only property or assets of such corporation which were covered immediately prior to the time it became a

Subsidiary and (C) any such Lien does not by its terms secure any Financial Debt other than the Financial Debt existing immediately prior to the time such corporation becomes a Subsidiary;

(g)Easements rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Financial Debt and not interfering in any material respect with the conduct of the business and Operations of the Borrower or any of its Subsidiaries;

(h)Additional Liens of the Borrower or any Subsidiary of the Borrower not otherwise permitted by this Section 6.02 that do not secure obligations in excess of the equivalent of $25,000,000 in the aggregate for all such Liens at any time;

(i)Liens placed upon property acquired or improved after the date hereof and used in the ordinary course of business of any Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by such Borrower or such Subsidiary, or within 90 days thereafter, to secure indebtedness incurred to acquire such equipment or improvements; provided, that (x) such Liens do not at any time encumber any property of the Borrower other than the property financed by such indebtedness incurred to acquire such equipment or improvements, (y) the debt secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, and (z) the Lien does not interfere in any material respect with the implementation of the Transactions or the carrying on of the business or Operations of the Borrower or any of its Subsidiaries; provided further, that if after giving effect to the incurrence of any such Lien either the Interest Coverage Ratio decreases or the Net Debt to EBITDA Ratio increases from what it was prior to such incurrence calculated both on an unconsolidated basis and on a Consolidated Basis (for the avoidance of doubt, regardless of the calculation method otherwise called for by Section 5.17 and on a Pro Forma Basis, the aggregate amount of all Liens permitted pursuant to this paragraph (i) shall not exceed at any time 10% of the Borrower’s total unconsolidated Financial Debt; and

(j) the designation of lessors, construction companies and other counterparties as loss payees under insurance policies in the ordinary course of business as required by customary contractual requirements, other than in connection with or in anticipation of the incurrence of Financial Debt.

Section 6.03. Fundamental Changes.

(a)The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise Dispose of all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may Dispose of its assets to the Borrower or to another Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.05.

(b)The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by the Borrower and its Subsidiaries as of the date hereof and reasonable extensions thereof and businesses ancillary or complementary thereto (including, without limitation, information technology services, distribution of content, mobile wallet and other mobile or fixed services or developments and other services and business permitted under the applicable licenses and regulations), or engage directly or indirectly in any business related to any Prohibited Activity.

(c)The Borrower will not, and will not permit any of its Subsidiaries to, change their Organizational Documents in any manner which would be inconsistent with the provisions of any Loan Document; or (ii) change their Financial Year.

(d)The Borrower will not, and will not permit any of its Subsidiaries to, form or have any new Subsidiary unless (i) such Subsidiary’s business is ancillary or complementary to the Borrower, (ii) the Borrower or such Subsidiary provides within 10 Business Days of a written request from any Lender, other documentation requested by such Lender that is in line with applicable “know your customer” requirements, and (iii) such Subsidiary is permitted pursuant to Section 6.05.

Section 6.04. Asset Sales. The Borrower will not, and will not permit any Subsidiary to, sell, except transfer, lease (including a sale-leaseback) or otherwise dispose of all or any material part of its property or assets (other than sales of inventory in the ordinary course of business), whether in a single transaction or in a series of transactions, related or otherwise, voluntarily or involuntarily, except that:

(a)the Borrower and its Subsidiaries may liquidate or otherwise dispose of property or equipment that has become worn out, obsolete, damaged or otherwise unsuitable for use in connection with the business and operations of the Borrower;

(b)the Borrower and its Subsidiaries may liquidate or otherwise dispose of assets, if such transaction or series of transactions (A) have proceeds which only are cash or Cash Equivalents, (B) are made on arm’s length terms in the ordinary course of business, in each case at fair market value, (C) would not reasonably be expected to have a Material Adverse Effect, (D) if the consideration received at closing is not cash, the Cash Equivalents received shall remain free of any pledge over them, (E) no Event of Default or Default shall have occurred and be continuing or result therefrom, (F) the Borrower is in compliance with a Net Debt to EBITDA Ratio of not more than 3.0 and an Interest Coverage Ratio of at least 2.5, calculated in accordance with Section 5.17 on a Pro Forma Basis, and (G) such transaction would not affect the ability of the Borrower to comply with its payment obligations under this Agreement; and

(c)without limiting paragraph (b) above, the Borrower and its Subsidiaries may liquidate, sell or otherwise dispose of its infrastructure in cellular phone towers and directly related equipment and real estate property, leases, contracts and administrative permits and Authorizations (including personnel and intellectual property affected to such infrastructure), in one or more series of transactions, through either a corporate restructuring involving a spin-off or split-off (escisión), in kind capital contributions, bulk asset transfer in kind or in cash (transferencia de fondo de comercio), or a combination thereof, or a direct or indirect sale of such assets or of the business unit comprising them; provided, that, in case any such transaction or series of transactions involves a sale to a third party buyer, it shall be permitted only if such transaction or series of transactions with a third party buyer (A) have proceeds which are in cash, Cash Equivalents or equity ownership interests in the buyer of the cellular phone towers, (B) are made on arm’s length terms in the ordinary course of business, in each case at fair market value, (C) would not reasonably be expected to have a Material Adverse Effect, (D) if the consideration received at closing is not cash, the Cash Equivalents received shall remain free of any pledge over them, (E) no Event of Default or Potential Default shall have occurred and be continuing or result therefrom, (F) the Borrower is in compliance, both on an unconsolidated basis and on a Consolidated Basis (for the avoidance of doubt, regardless of the calculation method otherwise called for by Section 5.17), with a Net Debt to EBITDA Ratio of not more than 3.0 and an Interest Coverage Ratio of at least 2.5, calculated on a Pro Forma Basis, and (G) such transaction would not affect the ability of the Borrower to comply with its payment obligations under this Agreement.

(d)Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; and

(e)Restricted Payments permitted by Section 6.07 and investments permitted by Section 6.05;

Section 6.05. Investments. The Borrower will not, and will not permit any of its Subsidiaries to,make or permit to exist loans or advances to, or deposits (except commercial bank deposits in cash in the ordinary course of business) with, other Persons or investments in any Person or enterprise (each of the foregoing are an “Investment” and, collectively, “Investments”), except that:

(a)the Borrower and its Subsidiaries may acquire and hold Cash Equivalents;

(b)the Borrower and its Subsidiaries may hold the Investments held by them on the date hereof including those described on Schedule 3.05; provided, that any additional Investments made with respect thereto shall be permitted only if (x) committed as of the date hereof or (y) is permitted under the other provisions of this Section 6.05;

(c)the Borrower may enter into a Hedging Contract or assume the obligations of any party to a Hedging Contract to the extent permitted by Section 6.06;

(d)the Borrower and its Subsidiaries may make intercompany loans and advances to any Subsidiary related to management and brand fees (excluding interconnection, connectivity, and corporate services) for up to $20,000,000; provided, that (i) the terms and conditions agreed with the relevant parent company are typical and reasonable in commercial terms, (ii) such transactions are on an arm’s length basis, and (iii) no Event of Default or Default shall have occurred and be continuing or would result therefrom;

(e)the Borrower may make capital contributions to, or acquire equity interests of, any of its Subsidiaries and/or provide intercompany loans to one or more of its Subsidiaries; provided, that (i) the aggregate amount of contributions made, together with the amount of any intercompany loans provided, pursuant to this clause (e), when added to the aggregate outstanding principal amount of intercompany loans and advances made to all of its Subsidiaries (determined without regard to any write-downs or write- offs thereof and net of any returns on any such Investment in the form of a principal repayment, distribution, dividend or redemption, as applicable), shall not exceed an amount equivalent to $200,000,000 per Financial Year, including any amount necessary to avoid being diluted by third parties in any capital increase of such Subsidiary, (ii) no contribution may be made or loan provided pursuant to this clause (e) at any time that an Event of Default or Default has occurred and its continuing, (iii) after giving effect to any Investment made in or to any Subsidiary pursuant to this clause (e) the Borrower remains, both on an unconsolidated basis and on Consolidated Basis (for the avoidance of doubt, regardless of the calculation method otherwise called for by Section 5.17 (Financial Ratios), in compliance with Section 5.17 (Financial Ratios) on a Pro Forma Basis and (iv) notwithstanding anything to the contrary in this clause (e), if the capital contribution and/or intercompany loan is made to a non-wholly owned Subsidiary, then, either: (x) the investment made by the Borrower in such Subsidiary is made pro rata with respect to the investments made by the other shareholders of such non-wholly-owned Subsidiary; or (y) the Borrower’s interest in such non- wholly-owned Subsidiary increases commensurate with such Investment;

(f)the Borrower and its Subsidiaries may own the equity interests of its respective Subsidiaries created or acquired after the date hereof in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 6.05) so long as such Subsidiary is in compliance with Section 6.03(d);

(g)the Borrower and its Subsidiaries may make a Permitted Acquisition so long as:

(i)no Event of Default or Default shall have occurred and be continuing at the time of, or shall occur as a result of and after giving effect to, such Permitted Acquisition;

(ii)calculations made by the Borrower with respect to all financial covenants for the respective Calculation Period on a Pro Forma Basis show that all financial covenants set forth in Section 2.17 (Financial Ratios) would have been complied with as if such Permitted Acquisition had occurred on the first day of the relevant Calculation Period;

(iii)all representations and warranties contained in the Loan Documents have been updated as appropriate and restated by the Borrower, to the Required Lenders’ reasonable satisfaction, as of the date of such Permitted Acquisition;

(iv)the Borrower shall have given 10 days’ prior written notice of such Permitted Acquisition, together with a certificate from its chief financial officer containing the relevant calculations and certifying compliance with the foregoing;

(v)the acquisition is in compliance with Section 6.03(d); and

(i)investments in the ordinary course of the Borrower’s business; provided, that both before and after giving effect to such investment no Event of Default or Potential Event of Default shall have occurred and be continuing.

Section 6.06. Hedging Contracts The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Contract, except (a) Hedging Contracts entered into to hedge or mitigate risks to which the Borrower or any Subsidiary thereof has actual exposure (other than those in respect of Equity Interests of the Borrower or any Subsidiary thereof), and (b) Hedging Contracts entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary thereof.

Section 6.07. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or pay any Restricted Payment, except that:

(a)any Subsidiary of the Borrower may declare and pay Restricted Payments in cash to the Borrower or to any wholly-owned Subsidiary of the Borrower;

(b)any non-wholly-owned Subsidiary of the Borrower may declare and pay cash dividends to its stockholders; provided, that the Borrower and its Subsidiaries must receive at least their proportionate share of any cash dividends paid by such non-wholly-owned Subsidiary;

(c)the Borrower and its Subsidiaries may declare and pay Restricted Payments required to be paid under Law No. 19,550 (as amended and supplemented) or Law No. 26,831 amended by Law No. 27,440 (as amended and supplemented) and regulations thereunder; and

(d)the Borrower may declare and pay dividends in cash or in bonds or other securities issued by the Borrower, and may redeem, retire or purchase to the extent permitted by applicable law any of the Borrower’s outstanding capital stock, if in each case all of the following conditions are satisfied before and after giving effect to such dividend, redemption, retirement or purchase: (i) no Default or Event of Default shall have occurred or be continuing or would result therefrom, and (ii) the Borrower is in compliance with the financial covenants set forth in Section 5.17 (Financial Ratios) on a Pro Forma Basis.

Section 6.08. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction with the Borrower’s Affiliates except for (i) transactions in the ordinary course of business on the basis of arm’s length arrangements (including, without limitation, transactions whereby the Borrower or a Subsidiary might pay more than the ordinary commercial price for any purchase or might receive less than the full ex-works commercial price (subject to normal trade discounts) for its products), (ii) transactions in existence as of the date of this Agreement that are included in the financial statements of the Borrower for the period ending on September 30, 2024 and in Schedule 6.8 for any transaction subsequent to such date, and (iii) transactions permitted under Section 6.05 or otherwise permitted under this Agreement.

Section 6.09. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on its capital stock or any other equity interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or to pay any Financial Debt owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) the Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any of the Borrower’s Subsidiaries, (iv) customary provisions restricting assignment of any licensing agreement (in which any of the Borrower’s Subsidiaries is the licensee) or other contract entered into by any of the Borrower’s Subsidiaries in the ordinary course of business, (v) restrictions on the transfer of any asset pending the closing of the sale of such asset, and (vi) restrictions on the transfer of any asset subject to a Permitted Lien; except for restrictions contained in any Financial Debt permitted pursuant to Section 6.01 and as are reasonable or customary for such financing arrangements contained therein.

Section 6.10. Margin Stock; Sanctions and Anti-Corruption Laws.

(a)No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to buy or carry any Margin Stock for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.

(b)The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, affiliate, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Applicable Laws (including Anti-Corruption Laws or Anti-Money Laundering Laws), (ii) to fund any activities or business of or with any Person that, at the time of such funding, is the subject of Sanctions, or in any country or territory, that, at the time of such funding, is a Sanctioned Country, or (iii) in any other manner that would result in the violation of any Sanctions applicable to any Person (including any Person participating in the Loans, whether as an Agent, Arranger, Lender, underwriter, advisor, or otherwise). The foregoing clauses (ii) and (iii) of this Section 6.10(b) will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such agreements are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, any provision of the Blocking Regulation.

(c)The Borrower will not use funds that were the subject of money laundering activities or any other activities unlawful under Applicable Law to make any payments to the Credit Parties under this Agreement or otherwise make any payment to any Credit Party hereunder that would cause such Credit Party to be in violation of any Applicable Law.

Section 6.11. Amendments or Waivers to Acquisition Documents. The Borrower will not amend, otherwise change or waive the terms of any Acquisition Document if the effect of such amendment, change or waiver is materially adverse to the Lenders.

Section 6.12. Profit Sharing Arrangements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any partnership, profit sharing or royalty agreement or other similar arrangement whereby the Borrower’s income or profits are, or might be, shared with any other Person, except for customary and standard industry agreements as are reasonable and prudent and provided that they are entered into on an arm’s length basis and in the ordinary course of business.

Section 6.13. Management Contracts. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person, except for such arrangements with third parties in the ordinary course of business and on an arm’s length basis.

Section 6.14. Capital Expenditures. The Borrower will not, and will not permit any of its Subsidiaries to, incur expenditures or commitments for expenditures for fixed or other non-current assets, other than (i) those required or requested to be made by any Governmental Authority, and (ii) those incurred by the Borrower and its Subsidiaries if, after giving effect thereto, the Borrower is in compliance with all financial covenants set forth in Section 5.17 (Financial Ratios) on a Pro Forma Basis.

ARTICLE VII

Events of Default

Section 7.01. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, provided that such failure shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature (including, for the avoidance of doubt, any such error on the part of any correspondent or intermediary bank); (ii) funds were available to enable the Borrower to make the payment when due and (iii) the payment is made within 3 days after such amount was due and payable;

(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, provided that such failure shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature (including, for the avoidance of doubt, any such error on the part of any correspondent or intermediary bank); (ii) funds were available to enable the Borrower to make the payment when due and (iii) the payment is made within 3 days after such amount was due and payable;

(c)any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement, any other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.03(a), 5.03(b), 5.04 (with respect to the Borrower’s existence), 5.08(d), 5.15, or 5.17;

(e)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 7.01(a), (b) or (d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 or more days after the date of that failure;

(f)the Borrower or any Subsidiary thereof shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and any such failure continues for more than the applicable period of grace, or any Material Indebtedness is accelerated;

(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign Debtor Relief Law now or hereafter in effect, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary thereof or for a substantial part of its assets, or (iii) the winding up or liquidation of its affairs, and, in any such case, such proceeding or petition shall continue undismissed for 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)the Borrower or any Subsidiary shall (i) request a moratorium or suspension of payment of liabilities from any court, (ii) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign Debtor Relief Law now or hereafter in effect (including, without limitation, the filing for a concurso preventivo or an acuerdo preventivo extrajudicial, (iii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(h), (iv) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (v) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (vi) make a general assignment for the benefit of creditors or (vii) take any action for the purpose of effecting any of the foregoing;

(j)the Borrower or any Subsidiary thereof shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)One or more judgments, writs, warrants of attachment or similar order or decrees involving in the aggregate at any time an amount in excess of $60,000,000 shall be rendered or filed against the Borrower or any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l)Any non-monetary judgment or order is rendered against the Borrower or any Subsidiary that would reasonably be expected to have a Material Adverse Effect, and there is any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, is not in effect;

(m)(i) any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect, (ii) the Borrower, or any other Person contests in writing the validity or enforceability of any provision of any Loan Document or any Acquisition Document (to the extent such contest remains undischarged for 60 days when made by a Person other than the Borrower), or (iii) the Borrower denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document;

(n)any Governmental Authority (i) shall take any action to condemn, seize, nationalize, expropriate or appropriate all or any substantial part of the assets of the Borrower or any Subsidiary thereof

(either with or without payment of compensation) that in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, (ii) purports to render any of the Loan Documents invalid or unenforceable or to prevent the performance or observance by the Borrower of its obligations thereunder or (iii) shall, for 60 or more consecutive days, prevent the Borrower from exercising normal control over all or any substantial part of its assets;

(o)The Borrower or any Subsidiary thereof shall (i) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution); (ii) suspend its operations other than in the ordinary course of business or (iii) take any action to authorize any of the actions or events set forth above in this subsection (i);

(p)Any Authorization necessary for the Borrower or any of its Subsidiaries to perform and observe its obligations under any Loan Document, or to carry out the Transactions or its Operations, is not obtained when required or is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, including with respect to the remittance to the Lenders or their respective assignees, in Dollars, of any amounts payable under any Loan Document, and is not restored or reinstated, or the effect of such termination or rescission is not stayed or suspended, within 90 days of notice by any Lender to the Borrower requiring that restoration or reinstatement (for the avoidance of doubt, if the termination or rescission of an Authorization is stayed or suspended, and such stay or suspension is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, such 90-day period shall, from the date of such rescission, termination, lapse or ineffectiveness, continue to count down from the day where counting was suspended); or

(q)Any employee benefit plan of the Borrower or its Subsidiaries shall at any time fail to satisfy the minimum funding requirement established by applicable law and such failure is not cured within 90 days.

Section 7.02. Remedies Upon an Event of Default. If an Event of Default occurs (other than an event with respect to the Borrower described in Section 7.01(h) or Section 7.01(i)), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and shall at the request of the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(a)terminate the Commitments, and thereupon the Commitments shall terminate immediately;

(b)declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under any other Loan Document, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and

(c)exercise on behalf of itself and the other Credit Parties all rights and remedies available to it and the other Credit Parties under the Loan Documents and Applicable Law.

If an Event of Default described in Section 7.01(h) or Section 7.01(i) occurs with respect to the Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under any other Loan Document (including any break funding payment), shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 7.03. Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Obligations shall be applied by the Administrative Agent as follows:

(a)first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.03 and amounts payable to the Administrative Agent pursuant to Section 2.08, in each case in its capacity as such);

(b)second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees and disbursements and other charges of counsel to the Lenders payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this paragraph (b) payable to them;

(c)third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this paragraph (c) payable to them;

(d)fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans.

(e)fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(f)finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

ARTICLE VIII

Agency

Section 8.01. Authorization and Action of the Administrative Agent. Each Lender hereby irrevocably (i) appoints the Person named as Administrative Agent in the preamble of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents, and (ii) authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Each Lender exempts the Administrative Agent from the restrictions pursuant to Section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other Applicable Law, in each case to the extent legally possible to such Lender. Any Lender which cannot grant such exemption shall notify the Administrative Agent accordingly and, upon request of the Administrative Agent, either act in accordance with the terms of this Agreement and/or any other Loan Document as required pursuant to this Agreement and/or such other Loan Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other Applicable Law. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms of the Loan Documents), and unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or Applicable Law, including any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other Obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any Applicable Law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); provided, further, each Lender and other Credit Party agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement, the other Loan Documents and/or the transactions contemplated hereby; and

(ii)nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any other Credit Party for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d)The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and of any such sub-agent and shall apply to their respective activities pursuant to this Agreement, including their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent (and, for the avoidance of doubt, no such Related Party shall incur any personal liability for actions taken or not taken by it under any Loan Document). The Administrative Agent shall not be responsible for the negligence or misconduct of any sub- agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)In case of the pendency of any proceeding with respect to the Borrower under any federal, state or foreign Debtor Relief Law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Section 2.06, Section 2.09, and Section 9.03) allowed in such judicial proceeding; and

(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(f)The provisions of this Article are solely for the benefit of the Credit Parties (and, to the extent expressly provided herein, their respective Related Parties), and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary thereof, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

Section 8.02. Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a)Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non- appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by any Electronic Means) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.03 unless and until written notice thereof stating that it is a “notice under Section 5.03” in respect of this Agreement and identifying the specific clause under such Section with respect to which such notice is given to the Administrative Agent by the Borrower, or (ii) notice of any Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower or a Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

(c)Without limiting the foregoing, the Administrative Agent (i) may rely on the Register to the extent set forth in Section 9.04(b), (ii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iii) makes no warranty or representation to any other Credit Party and shall not be responsible to any other Credit Party for any statements, warranties or representations made by or on behalf of the Borrower in connection with this Agreement or any other Loan Document, (iv) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (v) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a facsimile, electronic mail or other electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 8.03. The Administrative Agent Individually. With respect to its Commitment and Loan, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder (and shall be subject to the same obligations and liabilities) as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders”, and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary thereof or any Affiliate of any of the foregoing, as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

Section 8.04. Successor Administrative Agent

(a)The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, (i) the Administrative Agent may appoint one of its Affiliates acting through an office in the United States or the European Union as a successor Administrative Agent and (ii) if the Administrative Agent has not appointed one of its Affiliates acting through an office in the United States or the European Union as a successor Administrative Agent pursuant to sub-clause (i) above, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a financial institution with an office in New York, New York or an Affiliate of any such financial institution. In either case, (other than if the Administrative Agent appoints one of its Affiliates acting through an office in the United States or the European Union as a successor Administrative Agent pursuant to sub-clause (i) above), such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld or delayed and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, (x) such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to such retiring Administrative Agent), and (y) the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Without limiting the foregoing, the fees payable by the Borrower to such successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b)Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment by the Resignation Effective Date (as defined below), the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice (“Resignation Effective Date”), (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under sub-clause (ii) above.

(c)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may (to the extent permitted by Applicable Law) by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor Administrative Agent (which Person shall satisfy the requirements, and be entitled to the benefits, of Section 8.04(a)). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. With effect from the Removal Effective Date, the provisions of sub-clauses (i) and (ii) of Section 8.04(b) shall apply to the removed Administrative Agent as if it were a retiring Administrative Agent thereunder.

Section 8.05. Acknowledgements of Lenders.Each Lender (i) represents and warrants to the Administrative Agent that (A) the Loan Documents set forth the terms of one or more commercial lending facilities (which facilities do not involve the issuance of any securities and therefore are not subject to U.S. federal and state securities laws), (B) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (C) it has, independently and without reliance upon any Credit Party or any of the Related Parties thereof, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold a Commitment and/or Loans hereunder and (D) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities, and (ii) acknowledges that (A) no Agent has made any representation or warranty to it, and no act by any Agent hereafter taken (including any consent to, and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or any warranty by any Agent as to any matter, including whether the Administrative Agent has disclosed material information in its (or its Related Parties’) possession, and (B) it will, independently and without reliance upon any other Credit Party (or its Related Parties), and based on such documents and information (which may contain “material non-public information” within the meaning of U.S. federal and/or state securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)Each Lender, by executing and delivering its signature page to this Agreement on the Closing Date, or executing and delivering an Assignment and Assumption, or any other document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(c)The Arrangers shall not have any obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but shall have the benefit of the indemnities provided for hereunder.

Section 8.06. Certain ERISA Matters.Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent and such Lender in their sole and absolute discretion.

(b)In addition, unless either Section 8.06 (a)(i) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant in accordance with Section 8.06(a)(iv) or Section 8.13(a)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent nor any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated by the Loan Documents, and that such Person has a financial interest in such transactions in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender, and/or (iii) may receive fees or other payments in connection with such transactions, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 8.07. Erroneous Payments.If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns, a “Payment Recipient”) that the Administrative Agent has determined in its sole and absolute discretion (whether or not after receipt of any notice under paragraph (b) below) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this paragraph (a) with respect to an Erroneous Payment unless such demand is made within 5 (five) Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.07 and be held in trust by such Payment Recipient for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole and absolute discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this paragraph (a) shall be conclusive, absent manifest error.

(b)Without limiting paragraph (a) above, each Lender or other Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)it acknowledges and agrees that (A) in the case of clauses (x) and (y) of this paragraph (b), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of clause (z) of this paragraph (b)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lender shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in clauses (x), (y) and (z) of this paragraph (b)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this paragraph (b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this paragraph (b) shall not have any effect on a Payment Recipient’s obligations pursuant to paragraph (a) above or on whether or not an Erroneous Payment has been made

(c)Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under paragraph (a) above.

(d)

(i)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with paragraph (a) above, from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loan in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loan, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the

Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement, which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loan.

(ii)Subject to Section 9.04 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loan acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loan acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loan is then owned by the Administrative Agent) and (y) may, in the sole and absolute discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)The parties hereto agree that: (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”); provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment); and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 8.07 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, clauses (x) and (y) of this paragraph (e) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of making such Erroneous Payment.

(f)To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)Each party’s obligations, agreements and waivers under this Section 8.07 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of any Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE IX

Miscellaneous

Section 9.01. Notices.Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, as follows:

(i)if to the Borrower, to it at General Hornos 690, Ciudad Autónoma de Buenos Aires, Attention of Federico Pra / Leonardo Franceschini; telephone number: 54-11-4968-4000; e-mail address: fpra@teco.com.ar / lifranceschini@teco.com.ar / capitalmarkets@teco.com.ar;

(ii)if to the Administrative Agent, to it at Two Manhattan West, 375 9th Ave, 8th Floor, Attention of Ana Gómez Manzanares (telephone number: 34 626 651 752; facsimile number: (212) 333-2906; e-mail: loan.agency@bbva.com).

(iii)if to any other Lender, to it at its address (or facsimile number or e-mail address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph (b).

(b)Notices and other communications to the Borrower and the Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by using Approved Electronic Platforms. Each of the Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in sub-clause (i) of this paragraph, of notification that such notice or communication is available and identifying the website address therefor; provided that, for both sub-clauses (i) and (ii) of this paragraph, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)Any party hereto may change its address, telephone number (if applicable), facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(e)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”). “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender by means of electronic communications pursuant to this Section 9.01, including through an Approved Electronic Platform.

(i)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(ii)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL ANY AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(iii)Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(iv)Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(v)Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.02. Waivers; Amendments.No failure or delay by any Credit Party in exercising any right, remedy, privilege or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, privilege or power, or any abandonment or discontinuance of steps to enforce such a right, remedy, privilege or power, preclude any other or further exercise thereof or the exercise of any other right, remedy, privilege or power. The rights, remedies, privileges and powers of the Credit Parties hereunder and under each other Loan Document are cumulative and are not exclusive of any rights, remedies, privileges or powers that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the any Credit Party may have had notice or knowledge of such Default at the time.

(i) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights, remedies, privileges and powers hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with ARTICLE VIII; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit hereunder and thereunder, (ii) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.12) or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of any proceedings relative to the Borrower under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to ARTICLE VIII, and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights or remedies available to it and as authorized by the Required Lenders.

(b)No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (and acknowledged by the Administrative Agent) or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i)(A) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in ARTICLE IVARTICLE IV or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender), (B) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive the obligation of the Borrower to pay interest at the Default Rate, (C)postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby, (D) change Section 2.12 or any other provision of this Agreement in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby, (E) change the payment waterfall provisions of Section 2.12(b), or Section 7.03 or subordinate, or have the effect of subordinating, the Obligations and/or the Liens securing the Obligations to any other indebtedness or any Liens securing such indebtedness (respectively), in each case without the written consent of each Lender directly and adversely affected thereby, (F) waive any condition set forth in Section 4.01 or change any of the provisions of this Section 9.02 or the percentage specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or otherwise modify any rights hereunder or make any determination or grant any consent hereunder or change the definition of “Ineligible Institution” or any other provision hereof to permit the Borrower or any of its Affiliates to become a Lender, in each case without the written consent of each Lender or (G) amend or otherwise change Section 5.08 and the definitions of Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, without the consent of each Lender.

(c)Notwithstanding anything herein to the contrary:

(i)no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and agreement in respect thereof that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that any agreement (i) pursuant to sub- clause (A) or (B) of Section 9.02(b)(i) shall require the consent of each Defaulting Lender, or (ii) requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender; and

(ii)if the Administrative Agent and the Borrower jointly identify any ambiguity, omission, mistake, typographical error or other technical defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower (or, in the case of any legal opinion, or other document prepared by a third party in connection with the Loan Documents, the issuer thereof) shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other technical defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement, if the same is not objected to in writing by any Lender (solely to the extent such provision affects or may affect it in its capacity as a Lender) or the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.

Section 9.03. Expenses; Limitation of Liability; Indemnity, Currency Indemnity, Etc.Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Arrangers, the Administrative Agent and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Arrangers and/or the Administrative Agent, in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by any Credit Party, including the fees, charges and disbursements of any counsel for such Credit Party, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)Limitation of Liability. To the fullest extent permitted by Applicable Law (i) the Borrower shall not assert, and hereby waives, any claim against any Credit Party and any Related Party thereof for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) the Borrower shall not shall assert, and the Borrower hereby waives, any Liabilities against any Credit Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that nothing in this Section 9.03(b) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c)Indemnity. The Borrower shall indemnify each Credit Party and each Related Party thereof (in such capacity, each an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (including in the case of conflict of interest, separate counsel for any affected Indemnitee), incurred by or asserted against any Indemnitee by any Person (including the Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (iii) any action taken in connection with this Agreement or any other Loan Document, including, but not limited to, the payment of principal, interest and fees, (iv)any Loan or the use of the proceeds thereof, (v) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary thereof, or any Environmental Liability related in any way to the Borrower or any Subsidiary thereof, or (vi) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by the Borrower or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.

(d)Lender Reimbursement. To the extent that the Borrower fails for any reason to indefeasibly pay any amount required to be paid by the Borrower under paragraphs (a)Section 9.03, (b) or (c) of this Section 9.03 to the Arrangers, the Administrative Agent and any Related Party of any of the foregoing

Persons (each, an “Agent-Related Person”), each Lender severally agrees to pay to such Agent-Related Person such Lender’s pro rata share (determined as of the time that the applicable Agent-Related Person seeks payment of such unreimbursed Liability, cost, expense or disbursement, based on each Lender’s Applicable Percentage at such time, or, if such payment is sought after the date upon which the Commitments have terminated and the Obligations have been paid in full, in accordance with such Applicable Percentage immediately prior to such date) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed Liability, cost, expense or disbursement, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct.

(e)Payments; Survival. All amounts due under this Section 9.03 shall be payable not later than thirty (30) days after written demand therefor. The agreements in this Section 9.03 shall survive the termination of this Agreement and the payment of the Obligations and all other amounts payable hereunder.

(f)Currency Indemnity.

(i)If any sum due from the Borrower under the Loan Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of: (x) making or filing a claim or proof against the Borrower; or (y) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within five (5) Business Days of demand, indemnify the Credit Party, as the case may be, to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(ii)The Borrower acknowledges that the financing granted hereunder is a cross-border financing and whether or not all Loans are made by the Lenders in Dollars, it is of the essence of the Loan Documents that any and all payments or repayments made by the Borrower hereunder are made exclusively in the specified currency. The Borrower waives any right (including without limitation any right under Section 765 of the Argentine Civil and Commercial Code (if applicable)) it may have in any jurisdiction to pay any amount under the Loan Documents in a currency or currency unit other than that in which it is expressed to be payable. Additionally, the Borrower unconditionally and irrevocably waives any right it may have in the future to invoke the right to cancel any obligations in Argentine Pesos, if any, hardship (onerosidad sobreviniente) pursuant to Section 781(a) of the Argentine Civil and Commercial Code, force majeure, the theory of unforeseen circumstances (“teoría de la imprevisión”) pursuant to Article 1091 of Argentine Civil and Commercial Code, “act of God” or any other similar provision pursuant to Section 955 of the Argentine Civil and Commercial Code that would release it from, or be an obstacle for it to comply with, its payment obligations under this Agreement or any other Loan Document, or give rise to any right to request an adjustment of the amounts payable by it under this Agreement and/or any other Loan Document, due to impossibility of paying in Dollars (assuming liability for any force majeure or act of God in respect thereof). For purposes of the aforementioned waiver, the Borrower represents and warrants to the Lenders that it has: (i) considered the current exchange rate between Dollars and Pesos, and the possibility that such exchange rate may be substantially altered in the future; in that regard, the Borrower hereby represents that based on the historical economic evolution of the Peso exchange rate, any future alteration in such exchange rate or the creation of any restrictions on the acquisition of foreign currency, regardless of how sudden or material they may be, would not be extraordinary nor unforeseen; and (ii) received advice from professionals as to such matters

(iii)If there is any restriction or prohibition on access to the Argentine Foreign Exchange Market, or an allocation of the proceeds of the Loan outside Argentina to pay any amount due under the Loan Documents or a requirement to have prior authorization of the BCRA, ARCA or any other authority and such authorization is not obtained prior to the applicable payment date, the Borrower must, at its own expense, obtain the required amount of the specified currency to pay the relevant amount, to the extent permitted by law and to the extent that any such action does not jeopardize the Borrower’s access to the Argentine Foreign Exchange Market (it being understood that nothing in this Section 9.03(f)(iii) shall affect or impair the rights of any of the Lenders to be repaid any of the amounts owed by the Borrower hereunder in U.S. Dollars or to enforce such repayment right or any other right under any of the Loan Documents), through:

(A)the purchase with Pesos of any public or private bond or tradable debt or equity security listed in Argentina and denominated in the specified currency and transferring and selling the same out of Argentina for the then due amount in the specified currency;

(B)the purchase of the due amount in the specified currency in any market in which it may be purchased, with any legal tender; or

(C)any other lawful mechanism for the acquisition of the specified currency.

The Borrower shall also pay all Taxes, costs and expenses payable in connection with the transactions referred to in this paragraph (ii).

Section 9.04. Successors and Assigns.The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any office or Affiliate of a Lender that funds or books its Loans pursuant to Section 2.02(b) or Section 2.14), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of each Credit Party (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign, participate, pledge or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer any legal or equitable right, remedy or claim under or by reason of this Agreement upon any Person, other than the parties hereto, their respective successors and assigns permitted hereby (including any office or Affiliate of a Lender that funds or books its Loans pursuant to Section 2.02(b) or Section 2.14), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each Credit Party.

(b)Any Lender may at any time assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)

(A)

in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or the Loan at the time owing to it or contemporaneous assignments to or by related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 9.04(b)(i)(B) in the aggregate, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned;

(B)

in any case not described in Section 9.04(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes the Loan outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loan subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000; and

(C)

the Administrative Agent shall have consented (such consent not to be unreasonably withheld or delayed) to such assignment, unless the assignee is a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender; and

(D)

the assignee shall not be entitled to receive any greater payment under Section 2.14 than a Qualifying Bank would have been entitled to receive; provided, however, that this clause (D) shall not apply in connection with any assignment made while an Event of Default is continuing.

(ii)The assigning Lender shall promptly notify the Borrower of any assignment made pursuant to this Section 9.04(b). For the avoidance of doubt, no consent from the Borrower shall be required for any assignment of all or a portion of a Commitment or Loan.

(iii)The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which it shall designated any Credit Contacts required pursuant to Section 9.13(a);

(iv)No such assignment shall be made to an Ineligible Institution, except while an Event of Default is continuing; and

(v)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to each other Credit Party hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording by the Administrative Agent of a duly completed Assignment and Assumption pursuant to Section 9.04(c), following the satisfaction of the foregoing requirements of this Section 9.04(b), from and after the effective date specified in each Assignment and Assumption (the “Assignment Effective Date”) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.12, Section 2.13, 2.14 and Section 9.03 with respect to facts and circumstances occurring prior to the Assignment Effective Date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereto arising from that Lender’s having been a Defaulting Lender); provided that if either the assigning Lender or the assignee shall have failed to satisfy the foregoing requirements of this Section 9.04(b), the Administrative Agent shall have no obligation to accept or record such Assignment and Assumption. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with (and subject to compliance with) Section 9.04(d).

(c)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the applicable Lenders, and the applicable Commitment of, and principal amount (and stated interest) of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Credit Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Any Lender may at any time, without the consent of, or notice to, the Borrower or any Credit Party, sell participations to any Person other than an Ineligible Institution (each such Person, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of any Commitment of such Lender and/or any Loan owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower and the Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.03(c) with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.09 and Section 2.11 (subject to the requirements and limitations therein, including the requirements under Section 2.11(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.17 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.12 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.14 (b) Section 2.16(b) with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, Reimbursement Obligations and other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register of each Lender shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in its Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05. Survival. All covenants, agreements, powers of attorney, proxies, representations and warranties made by the Borrower herein and in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection herewith or therewith, or pursuant hereto or thereto, shall (a) be considered to have been relied upon by the other parties hereto, (b) survive the execution and delivery hereof and thereof, the making of the Borrowing hereunder, and the commencement any proceedings under any Debtor Relief Law with respect to the Borrower, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time of any Borrowing hereunder, and (c) continue in full force and effect as long as any Obligations (other than Unasserted Obligations) under this Agreement are outstanding and unpaid or unsatisfied and so long as the Commitments have not expired or terminated. The provisions of Section 2.09, Section 2.11 and Section 9.3 and ARTICLE VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.

(a)This Agreement, each other Loan Document and any Ancillary Document may be executed in counterparts (and by different parties hereto or thereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract (and signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document), except, as to any other Loan Document or any Ancillary Document, as expressly set forth therein. This Agreement, the other Loan Documents and any an Ancillary Document constituting an agreement constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns and (to the extent expressly provided herein) their Related Parties.

(b)The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document or any Ancillary Document shall be deemed to include Electronic Signatures or electronic records (including deliveries by any Electronic Means), each of which shall be of the same legal effect, validity and enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, each Credit Party shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of any Credit Party, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, proceedings under any Debtor Relief Law or litigation among any of the Credit Parties and the Borrower, Electronic Signatures transmitted by any Electronic Means and/or any electronic images of this Agreement, any other Loan Document or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) any Credit Party may, at its option, create one or more copies of this Agreement, any other Loan Document or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document or any Ancillary Document based solely on the lack of paper original copies thereof, including with respect to any signature pages thereto and (iv) waives any claim against any Credit Party for any Liabilities arising solely from any Credit Party’s reliance on or use of Electronic Signatures or transmissions by any Electronic Means, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.07. Severability. If any provision of this Agreement or any other Loan Document is held to be invalid, illegal or unenforceable in any jurisdiction, (a) such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, (b) if requested by any party, the parties hereto shall endeavor in good faith negotiations to replace such provision with a valid provision, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision; and (c) the invalidity of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provision of this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provision shall be deemed to be in effect only to the extent not so limited.

Section 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective branch offices and Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such branch office or Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its respective branch offices and Affiliates, irrespective of whether or not such Lender, branch office or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Credit Parties, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its respective branch offices and Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective branch offices and Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process.Governing Law. This Agreement and the other Loan Documents, the rights and obligations of the parties hereunder and thereunder, and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby and thereby (each, a “Claim”), shall be construed in accordance with, and governed by, the law of the State of New York (except, as to any other Loan Document, as expressly set forth therein).

(b)Governing Law of Credit Party Claims. Each of the Credit Parties hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any other Credit Party relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c)Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding (whether in contract, tort or otherwise an whether at law or in equity) based upon, arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and (ii) agrees that all Claims in respect of any such action or proceeding may (and any such Claims, including cross-claims or third party claims, brought against the Credit Parties or any of their Related Parties may only) be heard and determined in such Federal (to the extent permitted by Applicable Law) or New York State court, and the Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Credit Party or any Related Party thereof in any way relating to this Agreement, any other Loan Document, or the transactions contemplated hereby or thereby, in any other forum. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

Nothing in this Agreement or in any other Loan Document shall (x) affect any right that any Credit Party may have to bring any action or proceeding based upon, arising out of or relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction, (y) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (z) affect which courts have or do not have personal jurisdiction over the issuing lender or beneficiary of any letter of credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such letter of credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such letter of credit contains its own jurisdiction submission clause.

(d)Jurisdiction-Related Waivers. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, (i) any objection that it may now or hereafter have to the laying of venue of any action or proceeding based upon, arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby or thereby in any court referred to in paragraph (c) of this Section, and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)Service of Process. Each of the parties hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law. The Borrower hereby appoints CT Corporation System (the “Process Agent”), with an office at 28 Liberty Street, New York, NY 10005, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on its behalf and its property and revenues service of copies of the summons and complaint and any other process which may be served in any such suit, action or proceeding brought in the State of New York, and the Borrower agrees that the failure of the Process Agent to give any notice of any such service of process to the Borrower shall not impair or affect the validity of such service or, to the extent permitted by applicable law, the enforcement of any judgment based thereon. Such appointment shall be irrevocable until all Obligations under the Loans have been paid in full, except that if for any reason the Process Agent appointed hereby ceases to act as such, the Borrower will, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person in the Borough of Manhattan as such Process Agent subject to the approval of the Administrative Agent acting under Lenders’ instructions. The Borrower covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of a Process Agent pursuant to this Section in full force and effect and to cause the Process Agent to act as such.

Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER IN CONTRACT, TORT OR OTHERWISE). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12. Confidentiality. Each Credit Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its branch offices’ or Affiliates’ respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any Governmental Authority (including any self- regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Law or by any subpoena or similar legal process, (d) to any other party to this

Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Borrower and its Obligations, or (iii) a potential or actual insurer, reinsurer or insurance broker in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the Facility, (h) with the consent of the Borrower, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) was (prior to disclosure by the Borrower) or becomes available to any Credit Party or its respective branch offices or Affiliates on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than (x) any information that is independently discovered or developed by a party hereto (or its Related Parties) without utilizing any information received from the Borrower or violating the terms of this Section and (y) and other than information pertaining to this Agreement and the other Loan Documents routinely provided by arrangers to market data collectors, similar data service providers (including league table providers) that serve the lending industry and service providers to any Credit Party in connection with the administration of this Agreement, the other Loan Documents, and the Facility; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing herein shall prohibit any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority without notification to any Person.

Section 9.13. Material Non-Public Information.

(a)The Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower, any other Relevant Entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of the Borrower hereunder and under the other Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower, any other Relevant Entity, or the respective securities of any of the foregoing for purposes of U.S. federal and state securities Laws (provided, however, that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 9.12); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Approved Electronic Platform that is designated for Public Lenders, and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated for Public Lenders.

(b)Without limiting the foregoing, the Borrower represents and warrants that each of it and its Controlling and Controlled entities, in each case, if any (collectively with the Borrower, the “Relevant Entities”), either (i) has no SEC registered or unregistered, publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its securities. Accordingly, the Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Section 5.01(a) and 5.01(b) and any other publicly-available information under Section 5.01, along with the Loan Documents, available to Public Lenders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of any such securities. The Borrower will not request that any other material be posted to Public Lenders (including pursuant to Section 5.01(c), Section 5.02 and/or Section 5.03) without either (x) marking them “PUBLIC” in accordance with Section 9.13(a) or (y) expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute “material non-public information” within the meaning of U.S. federal and state securities laws or that the Relevant Entities have no outstanding SEC registered or unregistered, publicly traded securities. Notwithstanding anything herein to the contrary, in no event shall the Borrower request that the Administrative Agent make available to Public Lenders any budgets, certificates, reports or calculations with respect to the Borrower’s compliance with the covenants contained herein that do not otherwise constitute publicly-available information.

(c)EACH LENDER (i) ACKNOWLEDGES THAT THE BORROWER MATERIALS AND ANY OTHER INFORMATION (AS DEFINED IN SECTION 9.12) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE RELEVANT ENTITIES OR THEIR RESPECTIVE SECURITIES, AND (ii) CONFIRMS THAT (x) IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND (y) IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING U.S. FEDERAL AND STATE SECURITIES LAWS.

(d)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS, CONSENTS AND AMENDMENTS, FURNISHED BY THE BORROWER OR ANY AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE RELEVANT ENTITIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH PUBLIC LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CONTACT PERSON WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW (EACH, A “CREDIT CONTACT”).

Section 9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligation owing under this Agreement, together with all fees, charges and other amounts that are treated as interest on such Loan or other Obligation under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or other Person holding such Obligation in accordance with Applicable Law, (a) the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate, and (b) to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or other Obligation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender or other Person in respect of other Loans or other Obligations or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate for each day to the date of repayment, shall have been received by such Lender or other Person. Any amount collected by such Lender or other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other Obligation or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Maximum Rate.

Section 9.15. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. For the avoidance of doubt, all Liens, rights and remedies relating to such revived obligation shall be automatically reinstated, and each Loan Party shall promptly deliver any documentation that any Agent may reasonably request to effect and evidence such reinstatement and, if applicable, perfect such Liens.

Section 9.16. No Fiduciary Duty, etc.

(a)In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that (i) no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents, (ii) each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents. To the fullest extent permitted by Applicable Law, the Borrower waives and releases any claims that it may have (and agrees that it will not assert any claim) against any Credit Party based on an alleged breach of agency or fiduciary duty by such Person in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby or thereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower or any of its Affiliates as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower has consulted, and shall consult, with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower or any of its Affiliates with respect thereto.

(b)The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its respective branch offices and Affiliates, is a full- service securities or financial services firm that may be engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including commercial loans and other obligations) of, the Borrower, its Affiliates and other companies with which the Borrower or its Affiliates may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect thereof, including any voting rights, will be exercised by the holder of such rights, in its sole and absolute discretion.

(c)In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its respective branch offices and Affiliates, may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower or its Affiliates may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower or any of its Affiliates, any confidential information obtained from other companies.

(d)Anything herein to the contrary notwithstanding, none of the Arrangers shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in iots capacity, as applicable, as the Administrative Agent and/or Lender hereunder.

Section 9.17. USA PATRIOT Act. Each Credit Party that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 9.18. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected

Financial Institution arising under any Loan Document , to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write- Down and Conversion Powers of the applicable Resolution Authority.

Section 9.19. Acknowledgement Regarding Any Supported QFCs.

(a)To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(b)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.20. General Data Protection Regulation. In compliance with the provisions of the General Data Protection Regulation and the Spanish Organic Law on the Protection of Personal Data and the guarantee of digital rights, the Administrative Agent hereby informs the Borrower and its Subsidiaries that each of them obliges itself to inform the data subjects that their personal data included in this Agreement will be processed by the Administrative Agent for the purpose of managing the contractual relationship, and of maintaining any relationship with the legal person, party to this Agreement and to which the data subject represents. This processing is necessary and based on the Administrative Agent’s legitimate interest and in compliance with legal obligations. Such personal data will not be disclosed to third parties unless there is a legal obligation to do so and will be kept for as long as the contractual relationship remains in effect and thereafter until any liabilities arising therefrom have expired. The data subjects may contact the Data Protection  Officer  of  the Administrative Agent  and  of  Banco  Santander  S.A.  (the  latter  at

privacidad@gruposantander.es) and exercise their rights of access, rectification, erasure, blocking, data portability and restriction of processing (or any other recognized by law) by email to scibprivacy@gruposantander.com. Data subjects may also submit any claims or requests relating to the protection of personal data to the Spanish Data Protection Agency at www.aepd.es.

Section 9.21. Directive (EU) 2015/249. In the context of Anti-Money Laundering Laws and specifically, but not limited to, the Directive (EU) 2015/249 and the Commission Delegated Regulation (EU) 2019/758 on additional measures credit and financial institutions must take to mitigate money laundering and terrorist financing risk, the Borrower hereby acknowledges the disclosure to other Lenders of the information provided in the context of the due diligence process or “Know Your Customer”, along with any relevant transactions-related information, that allows the Borrower and its Subsidiaries to comply with (i) the Lenders and their respective Affiliates’ Financial Crime Compliance internal policies, (ii) their legal obligations relating to the anti-money laundering and counter terrorism financing regulations and (iii) their regulatory reporting to the supervisory authorities. In this regard, the Borrower hereby guarantees that the data subjects of the personal data that may be included in the referred information have been duly informed of, and when required by applicable data protection regulation, have expressly consented to, the disclosure of their personal data to that effect.

[Signature page follows.]

SCHEDULE 2.01A

Commitments

Name of Lender	Commitment
Banco Bilbao Vizcaya Argentaria, S.A.	$494,000,000
Deutsche Bank AG, London Branch	$266,000,000
Banco Santander, S.A.	$240,000,000
TOTAL	$1,000,000,000

S-1

Schedule 3.05

INVESTMENTS

Unaudited Investments in excess of US$ 20,000,000 as of September 30, 2024, in millions of Pesos (AR$) /Dollars equivalents:

Telecom Argentina S.A.
• Bank accounts in Dollars (Onshore/Offshore)	AR$ 40,555 mm / US$ 41.8 mm
• Sovereigns & Sub-sovereigns US$ Bonds	AR$ 80,500 mm / US$ 82.9 mm

Núcleo S.A.
• Bank accounts in Dollars (Onshore/Offshore)	AR$ 19,461 mm / US$ 20.0 mm

Schedule 3.23

FINANCIAL DEBT

Unaudited Financial Debt (Principal) as of September 30, 2024 – in millions of Pesos (AR$)*

TELECOM ARGENTINA S.A.

• Bonds –
◾ International Bond 2025 (USD 112.4 MM)	AR$	109,051 MM
◾ International Bond 2026 (USD 282.7 MM)	AR$	274,406 MM
◾ International Bond 2031 (USD 617.2 MM)	AR$	599,009 MM
◾ Local Bond Class 8	AR$	157,729 MM
◾ Local Bond Class 10	AR$	149,396 MM
◾ Local Bond Class 12	AR$	94,840 MM
◾ Local Bond Class 14	AR$	60,550 MM
◾ Local Bond Class 15	AR$	84,825 MM
◾ Local Bond Class 16	AR$	175,097 MM
◾ Local Bond Class 18	AR$	88,007 MM
◾ Local Bond Class 19	AR$	63,471 MM
◾ Local Bond Class 20	AR$	78,902 MM
◾ Local Bond Class 22	AR$	32,706 MM

• Loans
◾ IFC 2022 (USD 42.7 MM)	AR$	41,468 MM
◾ IIC (USD 8.7 MM)	AR$	8,416 MM
◾ IDB (USD 136 MM)	AR$	132,215 MM
◾ CDB (USD 144 MM)	AR$	132,215 MM
◾ Finnvera (USD 41 MM)	AR$	39,923 MM
◾ EDC (USD 36 MM)	AR$	35,197 MM

• Overdrafts	AR$	154,750 MM

•Vendor Financing (USD 7 MM)	AR$	6,498 MM

NUCLEO S.A.
● Bank Loans in Guaraníes	AR$	44,224 MM

*Exchange Rate AR$/USD 970,5 quoted by Banco de la Nación Argentina at the U.S. dollar offer rate as of September 30th 2024.

Schedule 3.25

SUBSIDIARIES

i)	Subsidiaries of the Borrower:

Name	Owner	Ownership
Inter Radios S.A.U.	Telecom Argentina S.A.	100.00%
Cable Imagen S.R.L.	Telecom Argentina S.A.	100.00%
Micro Sistemas S.A.U.	Micro Fintech Holding LLC	100.00%
Micro Fintech Holding LLC	Telecom Argentina SA	100.00%
Telecom Argentina USA Inc.	Telecom Argentina S.A.	100.00%
Adesol S.A.	Telecom Argentina S.A.	100.00%
Telemas S.A.	Adesol SA	100.00%
Televisión Dirigida S.A.	Telecom Argentina S.A.	99.992%
Televisión Dirigida S.A.	PEM S.A.U.	0.008%
Naperville Invest, LLC	Televisión Dirigida S.A.	100.00%
Saturn Holding LLC	Televisión Dirigida SA	100.00%
Manda S.A.	Naperville Invest, LLC	76.6260%
Manda S.A.	Saturn Holding LLC	23.3665%
Manda S.A.	Televisión Dirigida S.A.	0.0075%
Red Intercable Satelital S.A.U.	Manda S.A.	100.00%
PEM S.A.U.	Telecom Argentina S.A.	100.00%
Núcleo S.A.	Telecom Argentina S.A.	67.50%
Personal Envíos S.A.	Micro Fintech Holding LLC	67.50%
CrediPay SA	Micro Fintech Holding LLC	67.50%
Open Pass Holding LLC	Telecom Argentina SA	50.00%
Open Pass S.A.U.	Open Pass Holding LLC	50.00%

Open Pass Mexico SdeRL CV	Open Pass Holding LLC/ Open Pass S.A.U.	50.00%
AVC Continente Audiovisual S.A.	Telecom Argentina S.A.	100.00%
Teledifusora San Miguel Arcángel S.A.	Telecom Argentina S.A.	99.00%
Teledifusora San Miguel Arcángel S.A.	Inter Radios S.A.U.	1.00%
La Capital Cable S.A.	Telecom Argentina S.A.	49.00%
La Capital Cable S.A.	Inter Radios S.A.U.	1.00%
Otamendi Cable Color S.A.	La Capital Cable S.A.	97.00%
Otamendi Cable Color S.A.	PEM S.A.U.	1.50%
Personal Smarthome SA	Telecom Argentina SA	90.00%
Personal Smarthome SA	PEM SAU	10.00%
NyS2 SAU	Personal Smarthome S.A.	100.00%
Negocios y Servicios SAU	Telecom Argentina S.A.	100.00%
Opalker S.A.	Telecom Argentina S.A.	100.00%
Ubiquo Chile SpA	Opalker S.A.	95.00%
Parklet S.A.	Opalker S.A.	100.00%

ii)	Capital Stock in the Borrower:

Name	Owner	Ownership of total capital stock
Telecom Argentina S.A.	Cablevisión Holding S.A.	28.16% (Class D)
Telecom Argentina S.A.	Fintech Telecom LLC	20.83% (Class A)
Telecom Argentina S.A.	Trust created on April 15, 2019	21.84% (Class A and D)
Telecom Argentina S.A.	Free Float	8.54% (Class B)
Telecom Argentina S.A.	Class C Shares	0.01% (Class C)
Cablevisión Holding S.A.	GC Dominio S.A.	26.44% (which represents 64.25% of the voting stock)

Fintech Telecom LLC	Fintech Holdings, Inc.	100%
Fintech Holdings, Inc.	David Manuel Martínez Guzmán	100%

Schedule 3.26

PERMITTED HOLDERS

GC Dominio S.A.

Blue Media Inc.

GS Unidos LLC

Fintech Holdings Inc.

Fintech Telecom LLC

Fintech Advisory Inc.

ELHN-Grupo Clarín New York Trust

1999 Ernestina Laura Herrera de Noble New York Trust

HHM-Grupo Clarín New York Trust

HHM-Media New York Trust

LRP - Grupo Clarín New York Trust

LRP New York Trust

Mr. José Antonio Aranda

Mr. Héctor Horacio Magnetto

Mr. Lucio Rafael Pagliaro

Mr. David Manuel Martínez Guzmán

Mrs. Marcela Noble Herrera

Mr. Felipe Noble Herrera

Mrs. Marcia Ludmila Magnetto

Mr. Horacio Ezequiel Magnetto

Mr. Lucio Andrés Pagliaro

Mr. Francisco Pagliaro

Mrs. María Florencia Pagliaro

SCHEDULE 5.01

INFORMATION TO BEINCLUDED IN ANNUAL REVIEW OF OPERATIONS

A.	Quarterly Operating data

Quarter Ended       , 20

Key Operating Indicators	Measurement Unit

Breakout between prepaid and post-paid for subscriber related indicators
Subscribers	#
Closing balance	#
Avg. during quarter	#
Churn rate

Population covered
Mobile penetration
Estimated subscriber market share

Voice minutes of use

SCHEDULE 5.01

ARPU (in Argentine Pesos)	$

Number of direct employees	#

Number of female direct employees Number of Towers	#

Notes:

1.The above is a suggested format only. The measurement units chosen above are for illustration purposes only.

2.The purpose of this report is to provide regular updates on the company’s operating cost structure and operating performance.

3.The requested operating data should be agreed with the industry specialist to reflect the key industry- specific indicators and should be based on the company’s existing operating reports. If the company’s existing operating reports provide the necessary information, those reports may be submitted as the [Quarterly Operations Review].

B.Supplemental Annual Operating Information

(1)Macroeconomic Conditions. Brief description of any material changes that affect the Borrower directly. For example, changes in corporate taxation, import duties, foreign exchange availability, price controls, other areas of regulation.

(2)Markets. Brief description of changes in the Borrower’s market conditions (both domestic and export), with emphasis on changes in market share and its competitors’ market shares.

(3)Sponsors and Shareholdings. Information on significant changes in the ownership of the Borrower, including reasons for changes and the new shareholding structure.

(4)Management and Technology. Summary of significant changes in the Borrower’s

(i)senior management or organizational structure, and (ii) technology, including technical assistance arrangements.

(5)Corporate Strategy. Description of any changes to the Borrower’s corporate or operational strategy, including changes in products, degree of integration, or business emphasis.

(6)Operating Performance. Discussion of major factors affecting the year’s results, including key operating indicators (e.g.: sales - by volume, value and market, operating costs, margins, capacity utilization).

(7)Material Adverse Effect. Discuss any circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

AUTHORIZATIONS

Schedule 5.09

I)Corporate Authorizations:

Banking Powers of Attorney issued by the Company dated April 27, 2020, as supplemented on December 30, 2020.

II)Universal Technology of Information Services License and Registered Services:

A continuación, se aporta un detalle de las licencias, registros y autorizaciones de espectro que actualmente se concentran bajo la titularidad de Telecom Argentina S.A. (en adelante “Telecom”) y sus principales subsidiarias.

Téngase presente que Telecom es titular de las licencias, registros y autorizaciones que en el presente se detallan, como consecuencia de haber resultado adjudicataria de las mismas en los casos que así se especifica y como resultado de diversos procesos de reorganización societaria que involucraran distintas sociedades licenciatarias.

Efectivamente, Telecom resultó continuadora de Telecom Personal S.A. (en adelante “Personal”) y de Cablevisión S.A. (en adelante “Cablevisión”), como así también de las sociedades absorbidas por esta última, en virtud de los procesos de reorganización societaria que se detallan a continuación:

(a)Proceso de fusión por absorción en virtud del cual Telecom absorbió a Personal, Nortel Inversora S.A. y Sofora Telecomunicaciones S.A. Dicha fusión se inscribió ante la Inspección General de Justicia(“IGJ”) con fecha 21 de marzo de 2018 bajo el N° 5099 del Libro 88, tomo – de sociedades por acciones.

(b)Proceso de fusión por absorción en virtud del cual Telecom absorbió por fusión a Cablevisión. Dicha fusión se inscribió ante la IGJ con fecha 30 de agosto de 2018 bajo el N° 16345 del libro 91, tomo – de sociedades por acciones.

(c)Previamente, Cablevisión absorbió a través de diversos procesos de fusión por absorción a las licenciatarias de Servicios TIC que se detallan a continuación: (i) Fibertel S.A. fue absorbida por Cablevisión conforme fusión inscripta ante la IGJ con fecha 15 de enero de 2009, bajo el nº 937 del libro 43, tomo - de sociedades por acciones; (ii) Primera Red Interactiva de Medios Argentinos (PRIMA) S.A. fue absorbida por Cablevisión conforme fusión inscripta ante la IGJ con fecha 20 de abril de 2017 bajo el N° 7281 del Libro 83, tomo – de sociedades por acciones; y (iii) las compañías Nextel Communications Argentina S.R.L. (en adelante “Nextel”), Greenmax Telecommunications S.A.U., WX Telecommunications S.A.U., Gridley Investments S.A., Trixco S.A., Fibercomm S.A., Netizen S.A., Eritown Corporation Argentina S.A., Skyonline de Argentina S.A. Infotel Argentina S.A., Nextwave Argentina S.A., Callbi S.A. conforme fusión inscripta ante la IGJ con fecha 23 de febrero de 2018 bajo el N° 3469 del Libro 88, tomo – de sociedades por acciones.

Schedule 5.09

En razón de las distintas fusiones implementadas, y de los desistimientos autorizados, en la actualidad Telecom cuenta con los siguientes registros bajo su Licencia Única Argentina Digital: Servicio deTelefonía Local, Servicio de Telefonía Pública, Servicio de Telefonía de Larga Distancia Internacional, Servicio de Telefonía de Larga Distancia Nacional, Servicio de Telefonía Móvil, Servicio de Comunicaciones Móviles Avanzadas, Servicio de Comunicaciones Personales, Servicio de Telex, Servicio de transporte de Señales de Radiodifusión, Servicio de Valor Agregado, Servicio de Videoconferencia, Servicio de Transmisión de Datos, Servicio Radioeléctrico de Concentración de Enlaces y Servicio de Radiodifusión por Suscripción.

A continuación, se detallan las licencias, registros y autorizaciones adjudicadas a cada una de las licenciatarias, que luego de diversos procesos de reorganización societaria, confluyen en Telecom.

1.	Telecom Argentina STET-France Telecom S.A. (hoy Telecom)
●	Decreto 2347/90: Telefonía local y larga distancia nacional, provisión de enlaces fijos y telefonía pública en la Región Norte.
●	Resolución SC 2627/98: Telefonía Pública Región Sur.
●	Resolución SC 8357/99: Telefonía de larga distancia internacional, datos internacional, télex internacional y enlaces punto a punto internacional en la Región Norte.
●	Resolución SC 91/99: Telefonía local, larga distancia nacional e Internacional, Transmisión de Datos y Télex Internacional en la Región Sur.
●	Resolución SC 1995/99: Télex Nacional en todo el país.
●	Resolución SC 429/00: Servicios de valor agregado, trasmisión de datos, videoconferencia, transporte de señales de radiodifusión y repetidor comunitario en todo el país (esta último cuyo desistimiento se autorizó mediante Resolución ENACOM N° 5644/17).
●	Resolución SC 495/01: Licencia única de servicios de telecomunicaciones con registro del servicio de acceso a Internet en todo el país.
●	Resolución SC N° 191/96: autoriza el uso de las frecuencias de 899-905/944-950 MHz, para el Servicio Fijo en distintas localidades:
●	Resolución SC N° 191/96: autoriza el uso de la banda de 1.910-1.930 MHz. para el Servicio Fijo.
●	Resolución SC 111/03: Autorizar el cambio de denominación TELECOM ARGENTINA STET - FRANCE TELECOM SOCIEDAD ANONIMA a “TELECOM ARGENTINA SOCIEDAD ANONIMA” y autorizar la transferencia de acciones de Nortel Inversora S.A. (controlante de Telecom Argentina S.A.) a Sofora Telecomunicaciones S.A. (accionistas: TELECOM ITALIA S.P.A y TELECOM ITALIA INTERNACIONAL NV (en conjunto “TI Group”), FRANCE CABLES ET RADIO y Atlas COMUNNICATIONS SOCIEDAD ANONIMA (en conjunto “FT Group”) y W. DE ARGENTINA - INVERSIONES SL), siendo TI Group el operador exclusivo de Telecom.
●	Resolución SC 136/10: Autoriza el cambio de control social de Telecom y Personal, a favor de TI Group.

Schedule 5.09

●	Resolución ENACOM 277/16: Autorizar el cambio de composición accionaria indirecta de Telecom y Personal, a través de la cual Fintech Telecom LLC se constituye en el accionista indirecto mayoritario.
●	Resolución ENACOM 4545/17: Autoriza la transferencia de los registros, recursos y frecuencias autorizadas de Personal a favor de Telecom.
●	Resolución ENACOM 5644/17: Autoriza la transferencia de los registros, recursos y frecuencias autorizadas a Cablevisión a favor de Telecom; y, autoriza el cambio de control de Telecom a favor de Cablevisión Holding S.A. Por su parte, mediante Resolución ENACOM 419/2022 se acepta la propuesta de adecuación de espectro ordenada por la Resolución ENACOM 5644/2017 artículo 3°.
●	Resolución ENACOM 1729/22 y 1736/22: Autoriza el uso de 40 MHz de la banda de 2.600 MHz y el reordenamiento de los canales adquiridos previamente.
●	Resolución ENACOM 1473/23: se registra a nombre de TELECOM ARGENTINA S.A. el registro para prestar STeFI. Asimismo, se adjudica el Lote 2 comprendido en la banda de frecuencias entre 3.400-3.500 MHz concursadas en el marco de las disposiciones de la Resolución ENACOM 1285/23.
2.	Personal
●	Resolución SETyC 11/95: Servicio de Telefonía Móvil (STM) en el Área I.
●	Resolución SC 18/96: Transmisión de Datos y Servicios de Valor Agregado en todo el país.
●	Resolución SC 537/96: Autoriza el uso de 25 MHz de la banda de 850 MHz.
●	Resolución 60/97: Autoriza el uso de 20 MHz de la banda de 1.900 MHz.
●	Resolución SC 18324/99: PCS en AMBA y Área II.
●	Resolución SC 18328/99: PCS en Área III.
●	Resolución SC 18925/99: PCS en Área I.
●	Resolución SC 18952/99: SRMC en AMBA y autoriza el uso de 12.5 MHz de la banda de 850 MHz.
●	Resolución SC 502/01: Registra el servicio de Telefonía de larga distancia nacional e internacional en todo el país.
●	Resolución SC 79/2014: Registra el Servicio de Comunicaciones Móviles Avanzadas.
●	Mediante las Resoluciones de la SC N° 80/2014, 81/2014, 82/2014 y 83/2014, se adjudicaron las siguientes frecuencias:

Schedule 5.09

o	para el Servicio de PCS, Bandas de Frecuencia: 1890-1892,5 Mhz y 1970-1972,5 Mhz para el Área de Explotación I (Lote Número 5);
o	para el Servicio de SRMC, Bandas de Frecuencia: 830,25-834 Mhz y 875,25-879 Mhz para el Área de Explotación II (Lote Número 2);
o	para el Servicio de PCS, Bandas de Frecuencia: 1862,5-1867,5 Mhz y 1942,5-1947,5 Mhz para el Área de Explotación III (Lote Número 6);
o	para los Servicios de SCMA, Bandas de Frecuencia: 1730-1745 Mhz y 2130-2145 Mhz para el Área de Explotación Nacional (Lote Número 8, adjudicación parcial).
●	Resolución SC N° 25/2015: autoriza el uso de 20 MHz de la banda de 700 MHz.
●	Resolución 5478 E/2017 se adjudica el Lote C (40 MHz) en la banda de 2.600 MHz. Esta adjudicación es dejada sin efecto mediante Resolución 3838/2019
3.	Cablevisión
●	Resolución ENACOM 1359/16: autoriza la transferencia de la licencia y registros de Fibertel a Cablevisión.
●	Resolución ENACOM 339/17: autoriza trasferencia de registros, recursos de numeración y señalización y frecuencias y autorizaciones radioeléctricas de PRIMA a Cablevisión.
●	Resolución ENACOM 1734/17: autoriza trasferencia de registros, recursos de numeración y señalización y frecuencias y autorizaciones radioeléctricas de Nextel, Trixco S.A., Callbi S.A., Infotel Argentina S.A., Skyonline de Argentina S.A., Netizen S.A. y Eritown Corporation Argentina S.A. a Cablevisión.
●	Resolución ENACOM 1663/17: Aclara la titularidad de las áreas de cobertura detalladas en el Anexo de dicha Resolución son de titularidad de Cablevisión, así como las frecuencias radioeléctricas de los servicios de radiodifusión por suscripción por vinculo radioeléctrico detallados en el mencionado anexo.
4.	Fibertel S.A.
●	Resolución 100SC/96: Servicio de Transmisión de Datos.
●	Resolución 2375SC/97: Servicio de Avisos a Personas. Por Resolución ENACOM 5644/2017 se aprueba su desistimiento.
●	Resolución 2375SC/97: Servicio de Video Conferencia.
●	Resolución 2375SC/97: Servicio de Repetidor Comunitario. Por Resolución ENACOM 5644/2017 se aprueba su desistimiento.
●	Resolución 2375SC/97: Servicio de Transporte de Señales de Radiodifusión.
●	Resolución 2375SC/97: Servicios de Valor Agregado.
●	Resolución 2375SC/97: Servicio Radioeléctrico de Concentración de Enlace.

Schedule 5.09

●	Resolución 168/02: Servicio de Telefonía Local y Telefonía Pública. Por Resolución ENACOM 5644/2017 se aprueba desistimiento de este último.
●	Resolución 167/03: Asignación de numeración AMBA – Benavides – Pilar –Tortuguitas.
●	Resolución 52/2005: Asignación Código de Señalización Nacional (CPSN) 5600 (en numeración decimal).
5.	PRIMA S.A.
●	Resolución SC 62/1996: Licencia para la prestación de Servicios de Valor Agregado en el Ámbito Nacional e Internacional y de Transmisión de Datos, en el ámbito Nacional.
●	Resolución SC 1459/1998: Licencia para la prestación de Servicios de Videoconferencia.
●	Resolución SC Nro. 12296/99: autoriza uso de la Banda D del cuadro 2.1. del Anexo 1 de la Resolución SC 869/98 en las áreas de AMBA, Ciudades de Córdoba (Pcia. de Córdoba) Rosario y Santa Fe (Pcia. de Santa Fe), La Plata, Mar del Plata y Bahía Blanca Pcia de Buenos Aires), Paraná (Pcia de Entre Ríos), Mendoza (Pcia de Mendoza), Neuquén (Pcia de Neuquén) y San Miguel de Tucumán (Pcia de Tucumán).
●	Resolución SC 19/2002: Licencia para la prestación de Servicios de Telefonía Local y Larga Distancia Nacional e Internacional.
●	Resolución ENACOM 5644/2017. Aprueba la cancelación de las licencias y los registros otorgados a nombre de CABLEVISIÓN SOCIEDAD ANÓNIMA para los Servicios de Transmisión de Datos, de Telefonía Local (STL), de Transporte de Señales de Radiodifusión (STSR), de Valor Agregado (SVA), de Videoconferencia (SVC), de Telefonía de Larga DistanciaNacional (STLDN), de Telefonía de Larga Distancia Internacional (STLDI), y de Comunicaciones Móviles Avanzadas (SCMA), respecto de los cuales TELECOM ARGENTINA SOCIEDAD ANÓNIMA ya posee la titularidad
6.	Nextel
●	Resolución SOPyC N° 646/94, Resoluciones SC N° 38/98, N° 4038/99, N° 88/01 y N° 201/02, y Resolución ENACOM N° 1299/17: Licencia de telecomunicaciones y registros para la prestación del Servicio Radioeléctrico de Concentración de Enlaces, Servicio de Avisos a Personas, Servicio de Localización de Vehículos, Servicio de Alarma por Vínculo Radioeléctrico, Servicio de Transmisión de Datos, Servicio de Valor Agregado, Servicio de Telefonía de Larga Distancia Nacional e Internacional, Servicio de Telefonía Local y Servicio de Comunicaciones Móviles Avanzada. Por Resolución ENACOM 5644/2017 se aprueba el desistimiento de los servicios de Localización de Vehículos y de Alarma por Vínculo Radioeléctrico.
●	Resolución SC 1085/98: Transfiere las licencias de Mc CAW ARGENTINA SA a Nextel SA para la prestación de los servicios de: Radioeléctrico de Concentración de Enlaces (SRCE), Transmisión de Datos (STD), Avisos a Personas (SAP), Alarma por Vínculo Radioeléctrico (SAVR), Localización de Vehículos (SLV).
●	Resolución SC 4038/99: Licencia para la prestación del Servicio de Valor Agregado (SVA).
●	Resolución SC 482/01: Se aclara que las licencias para la prestación de Servicios de

Schedule 5.09

Telecomunicaciones oportunamente otorgadas a NEXTEL ARGENTINA S.R.L., a través de las Resoluciones Nos. 1085/98, 4038/99 y 88/01 deben entenderse otorgadas a NEXTEL COMMUNICATIONS ARGENTINA S.A.

●	Resolución ENACOM 111/17: autorizó las transferencias accionarias directas e indirectas que involucraron a las firmas TRIXCO S.A., CALLBI S.A., INFOTEL ARGENTINA S.A., SKYONLINE DE ARGENTINA S.A., NETIZEN S.A y ERITOWN CORPORATION ARGENTINA S.A. a favor de NEXTEL.
●	Resolución ENACOM 1299-E/2017 (Refarming): Prestación del servicio de SCMA y autoriza uso de las frecuencias comprendidas entre 905 a 915 MHz y 950 a 960 MHz y la banda de frecuencias comprendida entre 2550 a 2560 MHz y 2670 a 2680 MHz.
7.	Eritown Corporation Argentina S.A.
●	Resolución SC 2827/97: licencia para la prestación de los Servicios de Transmisión de Datos y Servicio de Valor Agregado a la empresa ERITOWN CORPORATION ARGENTINASOCIEDAD ANÓNIMA.
8.	Callbi S.A.
●	Resolución SC 2267/97: Licencia para la prestación de los Servicios de Aviso a Personas,Servicio de Transmisión de Datos, Servicio de Valor Agregado, Servicio de Transporte deSeñales de Radiodifusión y Servicio de Videoconferencia.
●	Resoluciones SC 4439/99 y SC 362/01: autoriza uso de la banda “8-8” del cuadro 1.4 del Anexo I de la Resolución SC 869/98 (2584-2596/2680-2686) en AMBA.
●	Resolución SC 191/03: Servicios de Telefonía Local, Larga Distancia Nacional e Internacional.
9.	Trixco S.A.
●	Resolución SC 1335/99: Autoriza uso de la banda 905-915 MHz y 950-960 MHz en las áreas de CABA, Moreno, Merlo, Gonzales Catán, José C. Paz, Pilar, J. M. Gutiérrez, Glew y La Plata de la Provincia de Buenos Aires; Córdoba y Mendoza de las provincias homónimas; y, Rosario provincia de Santa Fe.
●	Resolución SC 1/2002: Licencia de Reventa para Servicio de Telecomunicaciones y Servicio de Telefonía Local.
●	Resolución 115/2012: Registro para la prestación del Servicios de Telefonía de Larga Distancia Nacional, Internacional, Servicio de Valor Agregado y Servicio de Telefonía Pública.
●	Resolución SC 116/12: extiende área de prestación a AMBA, ciudades de Moreno, Merlo,González Catán, José C. Paz, Pilar, J. M. Gutierrez, Glew y La Plata, de la Provincia de Buenos Aires, y las ciudades de Córdoba, Mendoza, de las provincias homónimas y la ciudad de Rosario, Provincia de Santa Fe.

Schedule 5.09

10.	Infotel Argentina S.A.
●	Resolución N° 3357/99: licencia para la prestación de los Servicios de Valor Agregado y Transmisión de Datos.
●	Resolución SC 95/02 autoriza uso de la “4-4” (2536-2548/2608-2620) del cuadro 1.4 del Anexo I de la Resolución SC N° 869/98 en la Ciudad de Buenos Aires y un radio de 180 km.
●	Resolución SC N° 263/03: licencia de Reventa de Servicios de Telecomunicaciones.
11.	Skyonline de Argentina S.A.
●	Resolución SC N° 4508/99: autoriza uso de las bandas “F” del cuadro 2.1 del anexo II de la Resolución SC N° 869/99 en las localidades de Santa Fe, provincia homónima y Posadas,provincia de Misiones.
●	Resolución SC N° 4539/99: autoriza uso de las bandas “I” del cuadro 2.2 del anexo II de la Resolución N° 869/98, para el área de la ciudad de Mendoza, provincia homónima.
●	Resolución SC N° 4506/99: autoriza uso de las bandas “3-3” del cuadro 1.4 del Anexo I de la Resolución SC N°869/98, en el área de prestación correspondiente al AMBA.
●	Resolución SC 4432/99: Licencia para la prestación de los Servicios de Transmisión de Datos y Valor Agregado.
12.	NETIZEN S.A.
●	Resoluciones SC 72/2002, N° 49/1998 y N° 2.521/1999: licencia para Reventa de Servicios de Telecomunicaciones, Servicio de Valor Agregado, y Servicios de Transmisión de Datos y Videoconferencia.
13.	A.V.C. CONTINENTE AUDIOVISUAL S.A.
●	Resolución COMFER 537/95 y 82/96: licencia de circuito cerrado de televisión de la Ciudad de Córdoba en favor de AVC Continente Audiovisual S.A.
●	Resolución ENACOM 1370/23: Autoriza el cambio de control social de la empresa A.V.C. Continente Audiovisual S.A. a favor de TELECOM ARGENTINA S.A.
14.	NEGOCIOS Y SERVICIOS S.A.
●	Resolución SC 186/96: Servicio de transmisión de datos y de valor agregado.
●	Resoluciones 199/2001 y 91/2002 SC: Servicios de telefonía de larga distancia nacional e internacional y Reventa de servicios de telecomunicaciones y Telefonía Pública.
●	Resolución ENACOM 1911/23: se procede a la cancelación de los registros para la prestación de

Schedule 5.09

los Servicios de Radiodifusión por suscripción por vinculo físico y/o radioeléctrico; Operador Móvil Virtual; Telefonía Local; Servicio de Telefonía de Larga Distancia Nacional; Telefonía de Larga Distancia Internacional; Telefonía Pública; Comunicaciones Personales; Comunicaciones Móviles Avanzadas; Radiocomunicación Móvil Celular y Telefonía Celular.

Se autoriza la transferencia accionaria a favor de TELECOM ARGENTINA S.A.

15.	NyS2 S.A.U.
●	Resolución ENACOM 1355/23: Se otorga licencia para la prestación de Servicios de Tecnologías de la Información y las Comunicaciones, sean fijos o móviles, alámbricos o inalámbricos, nacionales o internacionales, con o sin infraestructura propia, en los términos del Anexo I, de la Resolución del ex MINISTERIO DE MODERNIZACIÓN N° 697/2017 y su modificatoria. Se inscribe en el registro para la prestación de los Servicios de Valor Agregado - Acceso a Internet y de Radiodifusión por Suscripción mediante Vínculo Físico y/o Radioeléctrico

SUBSIDIARIAS LICENCIATARIAS TIC

1.

Telecom Argentina USA INC: Autorización de la FCC según Sección 214 de la Communications Act, del 22/02/01: Licencia Global para la prestación del servicio internacional de telecomunicaciones en los Estados Unidos de América.

2.	Núcleo S.A.:
●	Resolución CONATEL 278/97: Servicio de telefonía celular en Paraguay.
●	Resoluciones CONATEL 1118/98: PCS en Asunción (Paraguay).
●	Resolución CONATEL 1249/2018: Provisión de acceso al servicio de internet transmisión de datos
●	Resolución CONATEL 375/2018: Servicios en 700 mhz 4G
3.	Adesol S.A.: (Es una Subsidiaria de Telecom que no es licenciataria, pero presta servicios a diversas permisionarias en la República Oriental del Uruguay).
●	Decreto N° 82/15: se asignan 16 canales en común (los mismos) a BERSABEL S.A. y VISION SATELITAL S.A. (sociedades vinculadas a Adesol S.A.)
●	Decreto 305/015 (sustitutivo del Decreto 153/012): confirmó el destino de los canales 21 al 36 (512 MHz a 608 MHz) y 38 al 41 (614 MHz a 638 MHz), de 6 MHz cada uno, en la banda de UHF exclusivamente para la prestación del servicio de radiodifusión de televisión digital abierta, gratuita y accesible en todo el país, con excepción de los canales 35 (596-602 MHz), 36 (602-608 MHz) y 38 al 41 (614-638 MHz).

Schedule 6.02

EXISTING LIENS

None

Schedule 6.03

PROHIBITED ACTIVITIES

The Lenders do not finance projects or companies involved in the production, trade, or use of the products, substances or activities listed below:

1.	Those that are illegal under host country laws, regulations or ratified international conventions and agreements
2.	Weapons and ammunitions
3.	Tobacco[1]
4.	Gambling, casinos and equivalent enterprises[2]
5.	Wildlife or wildlife products regulated under Convention on International Trade in Endangered Species of Wild Fauna and Flora (CITES)[3]
6.	Radioactive materials[4]
7.	Unbonded asbestos fibers[5]
8.	Forestry projects or operations that are not consistent with the Bank’s Environment and Safeguards Compliance Policy[6]
9.	Polychlorinated biphenyl compounds (PCBs)
10.	Pharmaceuticals subject to international phase outs or bans[7]
11.	Pesticides/herbicides subject to international phase outs or bans[8]
12.	Ozone depleting substances subject to international phase out[9]
13.	Drift net fishing in the marine environment using nets in excess of 2.5 km. in length

1	This does not apply to project sponsors who are not substantially involved in these activities. “Not substantially involved” means that the activity concerned is ancillary to a project sponsor’s primary operations.
2	This does not apply to project sponsors who are not substantially involved in these activities. “Not substantially involved” means that the activity concerned is ancillary to a project sponsor’s primary operations.
3	www.cites.org.
4	This does not apply to the purchase of medical equipment, quality control (measurement) equipment and any equipment where it can be demonstrated that the radioactive source is to be trivial and/or adequately shielded.
5	This does not apply to the purchase and use of bonded asbestos cement sheeting where the asbestos content is <20%.
6	GN-2208-20, Environmental and Safeguards Compliance Policy, dated 19 January 2006, approved by the Board of Executive Directors on 19 January 2006.
7	Pharmaceutical products subject to phase outs or bans in United Nations, Banned Products: Consolidated List of Products Whose Consumption and/or Sale Have Been Banned, Withdrawn, Severely Restricted or not Approved by Governments. (Last version 2001, www.who.int/medicines/library/qsm/edm-qsm-2001-3/edm-qsm-2001_3.pdf)
8	Pesticides and herbicides subject to phase outs or bans included in both the Rotterdam Convention (www.pic.int) and the Stockholm Convention (www.pops.int).
9	Ozone Depleting Substances (ODSs) are chemical compounds which react with and deplete stratospheric ozone, resulting in the widely publicized ‘ozone holes’. The Montreal Protocol lists ODSs and their target reduction and phase out dates. The chemical compounds regulated by the Montreal Protocol include aerosols, refrigerants, foam blowing agents, solvents, and fire protection agents. (www.unep.org/ozone/montreal.shtml).

Schedule 6.03

14.	Transboundary trade in waste or waste products10, except for non-hazardous waste destined for recycling
15.	Persistent Organic Pollutants (POPs)11
16.	Non-compliance with workers fundamental principles and rights at work12

10	Defined by the Basel Convention (www.basel.int).
11	Defined by the International Convention on the reduction and elimination of persistent organic pollutants (POPs) (September 1999) and presently include the pesticides aldrin, chlordane, dieldrin, endrin, heptachlor, mirex, and toxaphene, as well as the industrial chemical chlorobenzene (www.pops.int).
12	Fundamental Principles and Rights at Work means (i) freedom of association and the effective recognition of the right to collective bargaining;

(ii)prohibition of all forms of forced or compulsory labor; (iii) prohibition of child labor, including without limitation the prohibition of persons under 18 from working in hazardous conditions (which includes construction activities), persons under 18 from working at night, and that persons under 18 be found fit to work via medical examination; (iv) elimination of discrimination in respect of employment and occupation, where discrimination is defined as any distinction, exclusion or preference based on race, color, sex, religion, political opinion, national extraction, or social origin. (International Labor Organization: www.ilo.org)

Schedule 6.08

EXISTING AFFILIATE TRANSACTIONS

All matters disclosed in Note 24 of the Borrower´s consolidated financial statements dated as of September 30, 2024.

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the assignor identified in item 1 below (the “Assignor”) and the assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an [Affiliate/Approved Fund] of [identify Lender]]
3.	Borrower(s):

4.	Administrative Agent:		, as the administrative agent under the
Credit Agreement
5.	Credit Agreement:

[The [amount] Credit Agreement dated as of [date] among [name of Borrower(s)], the Lenders parties thereto, [name of Administrative Agent], as Administrative Agent, and the other agents parties thereto]

6.Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
$	$	%
$	$	%
$	$	%

Effective Date:               , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and Applicable Law, including U.S. federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent

By

Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By

Title:

[                        ]

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1.Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim,(iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or any other Loan Document, (iv) any requirements under Applicable Law for the Assignee to become a lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any other Loan Document.

1.2.Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under Applicable Law that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Arrangers, the Assignor or any other Lender or any of their respective Related Parties, and (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the Arrangers, any Syndication Agent or Co-Documentation Agent,] the Assignor or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender.

2.Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute a single instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Approved Electronic Platform shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B-1

[FORM OF] BORROWING REQUEST

Banco Bilbao Vizcaya Argentaria S.A.,

as Administrative Agent

Plaza de San Nicolás, 4, 48005 Bilbao, Spain

Email: [•]

Facsimile: [•]

Attention: [•]

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement dated as of [•], 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [•], each lender from time to time party thereto and Banco Bilbao Vizcaya Argentaria S.A as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. This notice constitutes a Borrowing Request and the Borrower hereby gives you notice, pursuant to Section 2.03 of the Credit Agreement, that it requests a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowing:

(A)	Aggregate principal amount of Borrowing: $
(B)	Date of Borrowing (which is a Business Day):
[(C)	Location and number of the Borrower’s account to which proceeds of the requested Borrowing are to be disbursed: [NAME OF BANK] (Account No.: )]

[Signature page follows.]

[The Borrower hereby certifies that the representations and warranties set forth in the Credit Agreement and in any other Loan Document to be entered into on the Closing Date are true and correct on and as of the date hereof, as if made on the date hereof, and that no Default has occurred or will occur at the time of and immediately after giving effect to the Borrowing.] [If delivered prior to execution of the Credit Agreement]

Very truly yours,

TELECOM ARGENTINA S.A.,

by
Name:
Title:

ANNEX B

FORM OF NOTICE OF ACCEPTANCE TO OFFER NO. CA 01/2025

, 2025

To:

Telecom Argentina S.A.

[       ]

[       ]

Re: Offer No. CA 01/2025

Dear Sirs,

On behalf of          , we hereby fully and irrevocably accept your Offer No. CA 01/2025 dated as of          , 2025.

Yours truly,
, as.

By:
Name:
Title:

By:
Name:
Title:

NOTICE OF ACCEPTANCE TO OFFER NO. CA 01/2025

February 23, 2025

To:

Telecom Argentina S.A.

General Hornos 690
Buenos Aires, Argentina

Re: Offer No. CA 01/2025

Dear Sirs,

On behalf of Banco Bilbao Vizcaya Argentaria, S.A., Banco Bilbao Vizcaya Argentaria, S.A New York Branch, Banco Santander, S.A., and Deutsche Bank AG, London Branch, we hereby fully and irrevocably accept your Offer No. CA 01/2025 dated as of February 23, 2025.

Yours truly,

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., as Lender

By:	/s/ Pablo Gonzalez
Name:	Pablo Gonzalez
Title:	Risk Chief Officer BBVA USA

By:	/s/ Miguel Pena
Name:	Miguel Pena
Title:	Head of Project Finance USA / Canada

[Signature Page to Notice of Acceptance to Offer No. CA01/25]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., NEW YORK BRANCH, as Administrative Agent,

By:	/s/ Pablo Gonzalez
Name:	Pablo Gonzalez
Title:	Chief Risk Officer BBVA USA

By:	/s/ Miguel Pena
Name:	Miguel Pena
Title:	Head of Project Finance USA / Canada

[Signature Page to Notice of Acceptance to Offer No. CA01/25]

BANCO SANTANDER, S.A., as Lender

By:	/s/ Pablo Trueba
Name:	Pablo Trueba
Title:	Managing Director

By:	/s/ Belen Porres
Name:	Belen Porres
Title:	Attorney

[Signature Page to Notice of Acceptance to Offer No. CA01/25]

DEUTSCHE BANK AG, LONDON BRANCH, as Lender

By:	/s/ Rodrigo Nonaka
Name:	Rodrigo Nonaka
Title:	Director

By:	/s/ Raul Ferrer
Name:	Raul Ferrer
Title:	Managing Director

[Signature Page to Notice of Acceptance to Offer No. CA01/25]